Exhibit 10(af)

PORTIONS OF THIS EXHIBIT THAT ARE NOT MATERIAL AND WOULD LIKELY CAUSE MATERIAL HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED HAVE BEEN REDACTED AND/OR OMITTED PURSUANT TO ITEM 6.01(b)(10) OF REGULATION S-K

ASSET PURCHASE AGREEMENT
BY AND AMONG
MYERS INDUSTRIES INDIANA LLC,
ELKHART PLASTICS, INC.,
ELKHART PLASTICS INTERNATIONAL, LTD.,
ELKHART PLASTICS OF IOWA, INC.,
AND
ELKHART PLASTICS OF MICHIGAN, INC.
Signing and Closing Date
November 10, 2020

DEFINED TERMS

Buyer	Myers Industries Indiana LLC, an Indiana limited liability company
Seller

Elkhart Plastics, Inc., an Indiana corporation, Elkhart Plastics International Ltd., an Indiana corporation, Elkhart Plastics of Iowa, Inc., an Indiana corporation, and Elkhart Plastics of Michigan, Inc., an Indiana corporation

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of this 10th day of November, 2020, by and among Myers Industries Indiana LLC, an Indiana limited liability company (“Buyer”), Elkhart Plastics, Inc., an Indiana corporation (“EPI”), Elkhart Plastics International, Ltd., an Indiana corporation (“EPI International”), Elkhart Plastics of Iowa, Inc., an Indiana corporation (“EPI Iowa”), Elkhart Plastics of Michigan, Inc., an Indiana corporation (“EPI Michigan”) (EPI, EPI Michigan, EPI International and EPI Iowa are collectively, “Seller”).

RECITALS:

WHEREAS, Seller is engaged in the business of designing, manufacturing, selling and distributing rotationally molded plastic products (the “Business”);

WHEREAS, on the terms and subject to the conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of Seller’s assets, and Seller desires to assign to Buyer, and Buyer desires to assume from Seller, certain specified liabilities of Seller related to the Business; and

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer, the Seller hereby agree as follows:

ARTICLE 1

Definitions

1.1Definitions.  Certain terms used in this Agreement shall have the meanings set forth in Article 9, or elsewhere herein as indicated in Article 9.

1.2Accounting Terms.  Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP except as may otherwise be specified herein.

ARTICLE 2

Purchase and Sale

2.1Purchase and Sale.

2.1.1Acquired Assets.  On the terms and subject to the conditions contained herein, Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, free and clear of all Liens with respect to assets owned by Seller (other than Permitted Liens identified on Schedule 2.1.1) (other than Permitted Liens), other than the

Excluded Assets, all of Seller’s right, title and interest in and to all of Seller’s assets, properties, rights, Contracts and claims (the “Acquired Assets”), including, without limitation, the following:

a.Accounts Receivable.  All accounts receivable and all notes, bonds and other evidences of indebtedness in favor of Seller and rights to receive payments arising out of sales and services rendered, including any rights of Seller with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith, together with the proceeds in respect of any of the foregoing (the “Accounts Receivable”);

b.Inventory.  Any and all inventory, including, without limitation, any samples, raw materials, work in progress, supplies, spare parts, finished products, shipping containers, labels, packaging, materials, and any prepaid inventory, whether in the possession of Seller, on consignment or otherwise in the possession of a third party, or in transit to Seller (the “Inventory”);

c.Fixed Assets.  All machinery, equipment, furniture, furnishings, molds, fixtures, tools, dies, vessels, vehicles, computers and other tangible personal property used in or useful to Seller’s conduct of the Business;

d.Business Intellectual Property.  All Intellectual Property owned or held for use by Seller in its operation of the Business, including, without limitation, the name “Elkhart Plastics” and “EPI” and any variations or derivations thereof (collectively, the “Business Intellectual Property”), together with the books and records related thereto, goodwill and right to sue third-parties for past infringement or improper, unlawful or unfair use or disclosure of the Business Intellectual Property;

e.Assumed Contracts.  To the extent transferable, the Contracts to which Seller is a party that are related to its operation of the Business and that are set forth on Schedule 2.1.1(e) (collectively, “Assumed Contracts”);

f.Books and Records.  Other than the Excluded Records, all of the books and records of Seller related to the Acquired Assets or the Business, including business records, files, research material, tangible data, documents, payroll and personnel records with respect to the Transferred Employees (to the extent permitted by Law), invoices, customer lists, vendor lists and service provider lists, whether in written or electronic form;

g.Listings.  All interests in and to telephone and fax numbers, post office boxes and all listings in all telephone books and directories, stationery, forms, labels, shipping materials, catalogs, brochures, art work, photographs, digital marketing materials and advertising and promotional materials, whether in written or electronic form;

h.Permits.  To the extent transferable, all Permits held by Seller that are required by Governmental Authorities and used in Seller’s operation of the Business;

i.Prepaid Assets.  All prepaid assets and other similar items, including prepaid expenses, security deposits, deferred charges, advance payments and other prepaid items (the “Prepaid Assets”);

j.Warranties.  To the extent transferable, all rights, causes of actions, rights of recovery, rights of offset, rights of recoupment, claims and credits related to any Acquired Asset or any Assumed Liability, including all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any Acquired Asset or any Assumed Liability;

k.Insurance Policies.  All insurance policies of Seller identified on Schedule 2.1.1 (k).

l.Goodwill.  Any and all goodwill of Seller;

m.Seller Plans.  The Seller Plans listed on Schedule 2.1.1(m) (the “Assumed Seller Plans”);

n.Lockbox Accounts.  The Seller lockbox accounts set forth on Schedule 2.1.1(n); and

o.Other Assets.  All other assets of Seller used in or useful to its operation of the Business (unless included in the Excluded Assets).

2.1.2Excluded Assets.  The following assets, properties, rights, Contracts and claims, wherever located, whether tangible or intangible, real or personal, of Seller (whether or not related to, or used by Seller in its operation of, the Business) are not included in the definition of Acquired Assets and are not being sold, assigned, transferred or delivered to Buyer (collectively, the “Excluded Assets”):

a.Cash; Bank Accounts.  Other than the lockbox account set forth on Schedule 2.1.1(n), all cash, cash equivalents, marketable securities and similar investments, bank accounts, lockboxes and deposits of Seller;

b.Retained Warranties.  All rights, causes of actions, claims and credits related to any Excluded Asset or any Retained Liability, including all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any Excluded Asset or any Retained Liability;

c.Insurance Policies.  Any insurance policies of Seller not assumed by the Buyer and all claims and rights of Seller under its insurance policies arising prior to Closing, whether or not related to the Business;

d.Tax Refunds and Deposits.  All (i) claims for and rights of Seller to receive Tax refunds (unless the underlying non-income Tax was included in the Accrued Liabilities) and (ii) Tax deposits;

e.Transaction Documents.  All rights of Seller under this Agreement, the other agreements and instruments executed and delivered in connection with this Agreement, and the transactions contemplated hereby or thereby;

f.Excluded Records.  (i) Seller’s minute books, stock books and other organizational records having to do with the formation and capitalization of Seller, (ii) any personnel records and other records relating to the employees of Seller that Seller is required by Law to retain in its possession, and (iii) Tax Returns of Seller (collectively, the “Excluded Records”);

g.Capital Stock.  All capital stock or other equity interests owned by EPI in any other Person, including EPI Michigan, EPI International and EPI Iowa;

h.Excluded Contracts.  Any Contracts which are not included among the Assumed Contracts (the “Excluded Contracts”); and

i.Other Excluded Assets.  The assets set forth on Schedule 2.1.2(i).

2.1.3Liabilities.  Buyer hereby assumes and agrees to pay, perform and discharge when due only the following Liabilities of Seller related to the Business (the “Assumed Liabilities”):

a.Trade Payables.  All trade accounts payables of Seller that:  (i) are not outstanding in excess of Seller’s normal and customary periods for payment as of the Closing and in no event more than sixty (60) days old, (ii) arose in the ordinary course of the Business, and (iii) remain unpaid at the Closing, all as specifically set forth on Schedule  2.1.3(a) (the “Trade Payables”);

b.Assumed Contracts and Assumed Seller Plans.  The performance or payment obligations arising after the Closing under the Assumed Contracts and Assumed Seller Plans to the extent (i) such performance or payment obligations accrue, relate and are to be performed solely after the Closing, (ii) such performance or payment obligations (aa) do not arise out of a breach of an Assumed Contract or Assumed Seller Plan that was payable prior to the Closing, (iii) the corresponding benefits of such Assumed Contracts and Assumed Seller Plans are validly assigned to and received by Buyer, or if not assigned, benefit and are utilized by the Buyer; and

c.Accrued Liabilities.  Those accrued liabilities of Seller included in the calculation of Working Capital and relating to the Business incurred in the ordinary course of business and specifically listed by account and in the amounts set forth on Schedule 2.1.3(c) (the “Assumed Accrued Liabilities”).

2.1.4Retained Liabilities.  Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities, Buyer is not assuming and will not become responsible for any Liabilities of Seller (the Liabilities being retained by Seller are hereinafter collectively referred to as the “Retained Liabilities”).  No disclosure by Seller contained in the Disclosure Schedules will in any way affect Seller’s obligations hereunder with respect to the Retained Liabilities.  A non-exclusive list of the Retained Liabilities is set forth below:

a.Transaction Documents.  Any of Seller’s Liabilities under this Agreement or the Seller Ancillary Agreements;

b.Expenses.  Any of Seller’s Liabilities for expenses or fees incident to, resulting from, relating to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees and fees of any broker or finder, or other Person acting in a similar capacity), including without limitation, any unpaid change of control or severance obligations of Seller (“Selling Expenses”);

c.Taxes.  Any Liability of Seller for Taxes, including any Liability of Seller for any amount of federal, state, local or other Taxes which are imposed on or measured by the income of Seller for any period;

d.Product Liability.  All Liabilities of Seller to customers or third parties with respect to services performed by Seller on or prior to the Closing Date or products manufactured, sold or leased by Seller on or prior to the Closing Date, without regard to (i) the basis or theory of claim (negligence, strict tort, breach of express or implied warranty, fraud or failure to warn, test, inspect or instruct, infringement claims and any related claims, or otherwise), (ii) the nature of the damages sought (property damage, economic loss, personal injury, wrongful death or other), or (iii) whether the claim arose or is asserted before or after the Closing;

e.Employees.  Except to the extent specifically included in the Assumed Accrued Liabilities, all Liabilities arising out of the employment relationship between Seller and any of its employees or former employees existing at any time, whether before or after the Closing, including, without limitation, all Liabilities relating to all severance claims of any employee of Seller (including, without limitation, such claims relating to or resulting from the consummation of the transactions contemplated hereby) and all workers’ compensation or EEOC claims, demands, investigations or proceedings relating to events which occurred prior to the Closing;

f.Past Violations.  Any of Seller’s Liabilities (i) arising by reason of any violation or alleged violation of any Law or any requirement of any Governmental Authority or (ii) arising by reason of any breach or alleged breach by Seller of any Contract or Order;

g.Litigation; Claims.  Any of Seller’s Liabilities relating to any legal action, litigation, proceeding or claim arising out of or in connection with Seller’s conduct of the Business, or any other conduct of Seller or its officers, directors, employees, consultants, agents or advisors, on or prior to the Closing Date, including but not limited to the matter set forth on Schedule 2.1.4(g);

h.Environmental.  Any Liability of Seller arising under Environmental Law and relating to or arising before Closing from Seller, the Business, the Leased Real Property, or the Acquired Assets, including, but not limited to, any such Liability relating to or arising from (i)

the Leased Real Property or any other real property presently or formerly owned, operated or leased by Seller, (ii) the off-site transportation, disposal or arranging for the off-site disposal of any Hazardous Materials by Seller, (iii) the release by Seller of Hazardous Materials in, at, on, from or emanating from the Leased Real Property or any other real property presently or formerly owned, operated or leased by Seller, or (iv) the actual or alleged violation by Seller of any Environmental Law;

i.Successor Liability.  Any Liabilities of Seller which Buyer may become liable for as a result of or in connection with the failure by Buyer or Seller to comply with any bulk sales or bulk transfers laws or as a result of any “defacto merger” or “successor-in-interest” theories of Liability;

j.Indebtedness.  All of Seller’s indebtedness, including the current portion of any long-term debt and any working capital line, Liabilities related to notes payable, mortgages, term loans, credit cards, equipment loans, cash overdrafts, revolver borrowings and loans or payables to any Seller (or any Affiliate of Seller) or any employee or Affiliate of Seller, or any other obligation for borrowed money, and any interest related to any of the foregoing (“Indebtedness”);

k.Excluded Assets.  Any Liability of Seller in respect of any of the Excluded Assets (including under any Contracts or understandings related thereto and any Liability related to EPI Michigan, EPI International or EPI Iowa that is not an Assumed Liability); and

l.Other Liabilities.  All Liabilities of EPI International and any other Liability of Seller not expressly assumed by Buyer pursuant to Section 2.1.3 above.

2.2Consideration  .

2.2.1Purchase Price.  The aggregate consideration to be paid by Buyer to Seller in consideration of the Acquired Assets shall consist of:

a.the payment by Buyer to Seller of an amount (the “Purchase Price”) equal to:

(i)Sixty Two Million Five Hundred Thousand Dollars ($62,500,000) (the “Cash Amount”); and

(ii)plus or minus the amount, if any, by which the Closing Working Capital is greater or less than the Working Capital Target; provided that the Closing Working Capital exceeds the Working Capital Top Collar or the Closing Working Capital is less than the Working Capital Lower Collar, as applicable; and

(iii)plus the amount of the Seller’s prepaid expenses (which includes the amount of prepaid premium with respect to the applicable Assumed Seller Plans for the period from the Closing Date through February 1, 2021 and one-half (1/2) of the premium paid by Seller for Buyer’s share of product liability insurance “tail” policy) for Assumed Seller Plans.

b.the assumption by Buyer of the Assumed Liabilities.

2.2.2Payment of Estimated Purchase Price; Payment of Indebtedness.

a.Estimated Purchase Price.  Prior to the Closing, Seller has estimated in good faith the amount of the Closing Working Capital, and delivered to Buyer a certificate setting forth such estimate (the “Closing Certificate”).  As used herein, (i) “Estimated Closing Working Capital” means the estimate of the Closing Working Capital as set forth in the Closing Certificate, and (ii) “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2.1, assuming that the Closing Working Capital is equal to the Estimated Closing Working Capital.  For the purposes of the Closing Certificate, the Estimated Closing Working Capital shall be calculated in accordance with GAAP, consistently applied, on a basis consistent with the Annual Financial Statements and Exhibit A.  Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall:

(i)pay and deliver to Seller an amount (the “Closing Cash Payment”) equal to the Estimated Purchase Price less the sum of (A) the Escrow Amount, and any (B) the Repaid Selling Expenses (as defined below) and Repaid Indebtedness (as defined below), by means of a wire transfer of immediately available funds to such account as directed by Seller prior to the Closing (the “Seller’s Account”);

(ii)deliver the Escrow Amount to the Escrow Agent to be held pursuant to the terms of this Agreement and the Escrow Agreement; and

(iii)on behalf of Seller, pay or cause to be paid the Selling Expenses set forth on Schedule 2.2.2(a)(iii) (the “Repaid Selling Expenses”), and the Indebtedness set forth on Schedule 2.2.2(a)(iii) (the “Repaid Indebtedness”).

2.3Post-Closing Adjustment.

2.3.1Adjustment Statement Preparation.  Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Seller an adjustment statement (the “Preliminary Adjustment Statement”) setting forth the amount of the Closing Working Capital and Buyer’s written calculation of the Purchase Price, and any adjustments necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Preliminary Post-Closing Adjustment”).  The Preliminary Adjustment Statement shall be prepared in accordance with GAAP, on a basis consistent with the Annual Financial Statements (unless determined not to be in accordance with GAAP).  Furthermore, the value of the Inventory included in the calculation of the Closing Working Capital set forth in the Preliminary Adjustment Statement in good faith based on methodology consistent with the Interim Financial Statements and the Final Adjustment Statement (as hereinafter defined) shall be determined based upon a physical count performed by Seller or its representatives (and observed and approved by Buyer or its representatives) within thirty (30) days after the Closing Date and reconciliation of the physical count to the balance as of the Closing Date.

2.3.2Adjustment Statement Review.  Seller shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and shall notify Buyer in writing of any dispute it has with respect to the content of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within thirty (30) days after receipt of the Preliminary Adjustment Statement setting forth in such written notice its objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which Seller claims are required to be made thereto.

2.3.3Adjustment Statement Dispute Resolution.  If Seller timely notifies Buyer in accordance with Section 2.3.2 of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Seller and Buyer are unable to resolve such dispute through good faith negotiations within fifteen (15) days after Seller’s delivery of such notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the Akron, Ohio office of BDO USA LLP (the “Independent Accountants”).  The Independent Accountants shall determine and report in writing to Buyer and Seller as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to the parties hereto.  The parties will request such firm to review and resolve the disputed items in a written report in accordance with the terms of this Agreement within thirty (30) days of such reference.  In resolving any disputed item, the Independent Accountants shall:  (a) be bound by the provisions of this Section 2.3 and the definitions pertaining hereto; (b) not assign a value to any item greater than the higher value claimed for such item or less than the lower value for such item claimed by either Seller or Buyer, (c) restrict its decision to such items which are then in dispute, and (d) only review this Agreement and the written presentations of Seller and Buyer in resolving any matter which is in dispute.  The fees and disbursements of the Independent Accountants shall be borne equally by the Buyer and the Seller.

2.3.4Final Adjustment Statement and Post-Closing Adjustment.  The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such shall become final, binding and conclusive upon the parties hereto for all purposes of this Agreement upon the earliest to occur of the following:

a.the mutual acceptance by Buyer and Seller of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Buyer and consented to by Seller;

b.the expiration of thirty (30) days after Seller’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Seller in accordance with Section 2.3.2; or

c.the delivery to Buyer and Seller by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.3.3.

2.3.5Adjustment of Purchase Price.  Upon determination of the Final Adjustment Statement pursuant to Section 2.3.4, a dollar-one adjustment to the Purchase Price shall be made and paid by the applicable Party to the other Party pursuant to the terms hereof with regard to the Closing Working Capital only if the Closing Working Capital exceeds the Working Capital Top Collar or the Closing Working Capital is less than the Working Capital Lower Collar, as applicable.

a.Payment of the amount of any adjustment to the Purchase Price required to be made by Buyer under this Section 2.3.5 shall be made by wire transfer of immediately available funds to the account specified by Seller in connection with the Closing within five (5) business days after the date that the determination of the Closing Working Capital is deemed final in accordance with Section 2.3.4, together with accrued interest thereon from the Closing Date to the date of payment calculated at the Escrow Interest Rate from time to time in effect.

b.Payment of the amount of any adjustment to the Purchase Price required to be made by Sellers under this Section 2.3.5 shall include accrued interest thereon from the Closing Date to the date of payment calculated at the Escrow Interest Rate from time to time in effect and shall first be paid by the Escrow Agent from the Working Capital Escrow Amount pursuant to the terms of the Escrow Agreement within five (5) business days after the date that the determination of the Closing Working Capital is deemed final in accordance with Section 2.3.4.

c.Any and all payments by the Seller (whether directly or by the Escrow Agent in accordance with the Escrow Agreement) or the Buyer to the other made pursuant to this Article 2 will be treated by the Parties on all applicable Tax returns as an adjustment to the Purchase Price and the amount of any Tax adjustment shall be recalculated by taking into account the Purchase Price adjustment hereunder.

2.4Allocation of the Purchase Price.  At or prior to Closing, Buyer and Seller shall agree upon the allocation of the Purchase Price and Assumed Liabilities among the Acquired Assets and among each of the Sellers for purposes of Section 1060 of the Internal Revenue Code as set forth on Schedule 2.4 (which schedule shall be adjusted to reflect changes in Closing Working Capital and to the Purchase Price as provided in Section 2.3.5).  Buyer and Seller shall complete and attach such fair market value determination and allocation and to Internal Revenue Service Form 8594 to their respective Tax Returns accordingly.

2.5Satisfaction of Retained Liabilities.  To preclude the assertion of claims for nonpayment against Buyer, the Seller and Buyer agree to pay from the Escrow , as and when due and payable, or pursuant to a final Order or Judgment, the uninsured portion of any known, settled, agreed, liquidated and undisputed Retained Liabilities, excepting any Assumed Liabilities.

ARTICLE 3

Representations and Warranties Concerning the Business and the Seller

The Seller hereby jointly and severally represent and warrant to Buyer as follows:

3.1Organization; Authority and Enforceability.

3.1.1Each of EPI, EPI Michigan, EPI Iowa and EPI International is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Indiana.  Seller has all requisite power and authority to own and lease its assets, including the Acquired Assets, and to operate the Business as the same are now being owned, leased and operated.  Seller is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of the Business or the ownership of its assets or properties requires it to be so qualified or licensed, which jurisdictions are set forth on Schedule 3.1.1(a).  Seller has provided to Buyer a true, complete and correct copy of the Charter Documents, as currently in effect, of Seller.  Schedule 3.1.1(b) sets forth the capitalization of EPI and each other Seller, and all of the issued and outstanding shares of common stock of EPI are owned as set forth on Schedule 3.1.1(b).  Except as set forth in Schedule 3.1.1(a), Seller does not have any ownership interest in any other Person and is not a member of any partnership or joint venture.

3.1.2Each Seller has full legal power, authority and capacity to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by such Seller in connection herewith (collectively, the “Seller Ancillary Agreements”), and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by each Seller and each Seller Ancillary Agreement to which such Seller is a party has been duly executed and delivered by the Seller a party thereto and, in each case, constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (“Enforceability Exceptions”).

3.2Noncontravention.

3.2.1Consents.  Except as set forth on Schedule 3.2.1, no waiver, approval, consent or permit of, or filing with or notice to, any Governmental Authority or any other Person is required related to any Material Contract or Permit in connection with the transaction contemplated hereby or the execution, delivery or performance by any Seller of this Agreement or any other agreement or document delivered by or on behalf of any Seller in connection herewith.

3.2.2No Conflicts.  Except as set forth on Schedule 3.2.2, no action taken or required to be taken by or on behalf of any Seller in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement and each Seller Ancillary Agreement:  (a) gives rise to a right of any party to accelerate, amend, modify, or terminate, or require payments under, or require the authorization, consent or approval from any third party or result in the creation of a Lien upon any of the Acquired Assets, pursuant to any Permit or Material Contract to which any Seller is a party or under which such Seller is bound; (b) conflicts with or violates:  (i) any Law; (ii) the Charter Documents of Seller; (iii) any Material Contract or Permit by which a Seller is bound or to which any of the Acquired Assets or the Business are subject; or (iv) any order, arbitration award, judgment, decree or other similar restriction to which any Seller is subject; or (c) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

3.3Financial Statements.

3.3.1Attached as Schedule 3.3.1 are true, correct and complete copies of the (a) the unaudited financial statements of Seller as of and for the fiscal years ended December 31, 2018 and December 31, 2019, internally prepared in conformity with GAAP consistently applied (the “Annual Financial Statements”), and (b) the internally prepared, unaudited financial statements of Seller as of and for the nine (9) month period ended September 30, 2020 (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP, consistently applied, without modification of the accounting principles used in the preparation thereof throughout the periods presented, except for (i) the absence of normal disclosures made in footnotes and (ii) with respect to the Interim Financial Statements normal year-end adjustments which are not material, individually or in the aggregate.  The Financial Statements present fairly the financial position of Seller as of the dates indicated and the results of operations for the periods then ended.  The Financial Statements are consistent in all material respects with the books and records of Seller (which books and records are true and complete in all material respects).  The unaudited balance sheet of Seller as of September 30, 2020 and included in the Interim Financial Statements is herein referred to as the “Acquisition Balance  Sheet.”

3.3.2Except as set forth on Schedule 3.3.2, to the Seller’s Knowledge, Seller has no debt, liabilities or obligations whatsoever (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) other than those (a) specifically reflected on and fully reserved against on the face of the Acquisition Balance Sheet, (b) incurred in the ordinary course of business since the date of the Acquisition Balance Sheet (none of which relates to breach of Contract, breach of warranty, tort, infringement, or violation of Law), (c) incurred pursuant to the Seller Plans or Contracts and not resulting from a breach pursuant to, or violation of Law related to, such Plans or Contracts by Seller prior to the Closing, or (d) those liabilities that are the subject of another representation or warranty, or are not required to be disclosed because such other representation or warranty is limited or qualified with respect to time, dollar amount, Knowledge, materiality or other similar qualification.

3.3.3The current internal accounting controls of Seller provide reasonable assurance that:  (a) transactions are executed in accordance with management’s authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied and in accordance with past practice; and (c) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.4Absence of Certain Changes.  Since December 31, 2019, there has occurred no fact, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect on Seller and the Business has been conducted in the ordinary course of business, consistent with past practice.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.4, since December 31, 2019, Seller has not:

a.sold, assigned, transferred or licensed, or committed to sell, assign, transfer or license, any tangible or intangible assets for an amount in excess of Fifty Thousand Dollars ($50,000) in the aggregate, other than sales of inventory in the ordinary course of business;

b.other than in the ordinary course of business, (i) made, granted, or committed to make or grant:  (A) any bonus or any wage, salary or compensation increase to any director, officer, employee, independent contractor or consultant, or (B) an increase of any benefit provided under any Seller Plan, (ii) adopted, amended or terminated any employee benefit plan, program or arrangement, or (iii) entered into, amended or terminated any employment agreement, deferred compensation arrangement, collective bargaining agreement or other similar arrangement with any of its directors, officers, employees, independent contractors, consultants or members;

c.made or authorized any capital expenditures or commitment for capital expenditures in an amount more than Fifty Thousand Dollars ($50,000) individually;

d.purchased or leased, or committed to purchase or lease, any asset or assets for an amount in excess of Fifty Thousand Dollars ($50,000) individually, except for purchases of inventory and supplies in the ordinary course of business;

e.except as disclosed on Schedule 3.4 and except with respect to payments and reimbursement of fees and expenses and loans of employees, directors and officers of Seller in the ordinary course of business, made any further loans, advances or capital contributions to, or investments in, any Person;

(i)made any change in the Tax reporting or accounting policies or practices of Seller, including practices with respect to (y) depreciation or amortization polices or rates or (z) the payment of accounts payable or the collection of accounts receivable; or (ii) taken any actions which have accelerated sales into periods prior to the Closing that would otherwise reasonably be expected to occur following the Closing;

f.amended its Charter Documents;

g.instituted or settled any action, claim, suit or proceeding that involved stated claims of more than Fifty Thousand Dollars ($50,000);

h.instituted or permitted any material change in the conduct of the Business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation;

i.granted any license or sublicense of any rights under or with respect to any Intellectual Property or disposed of or abandoned any rights in, to or for the use of any Intellectual Property, other than having the floating dock patents lapse as described on Schedule 3.4;

j.suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets having a value in excess of Fifty Thousand Dollars ($50,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate;

k.entered into any Material Contract or amended, modified or terminated any existing Material Contract (other than a termination of a Material Contract as a result of the expiration of the term of such Material Contract);

(i)mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of its owned properties or owned assets or (ii) discharged or satisfied any Lien, or paid any obligation or liability, except in the ordinary course of business;

l.agreed to take any of the actions described in subsections (a) through (l) above.

3.5Taxes.  All Tax Returns of Seller required by any Governmental Authority to be filed in connection with the properties, business, income, expenses, net worth or franchises of Seller have been timely filed, and all such Tax Returns are correct and complete.  All Taxes due in connection with the properties, business, income, expenses, net worth or franchises of Seller have been paid, other than Taxes which are not yet due or which, if due, are not yet delinquent or are being contested in good faith.  Any Taxes that are being contested are described on Schedule 3.5.  There are no Tax claims, audits or proceedings pending or, To Seller’s Knowledge, threatened, in connection with the properties, business, income, expenses, net worth or franchises of Seller.  To Seller’s Knowledge, there are not currently in force any extensions of time with respect to the dates on which any Tax Return was or is due to be filed by Seller, or any waivers or agreements for the extension of time for the assessment or payment of any Tax.  Seller has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom and Seller has paid the same when due to the proper Governmental Authorities.

3.6Employees.

3.6.1Except as set forth on Schedule 3.6.1(a), there are no, and in the past three (3) years, there have been no pending or, To Seller’s Knowledge, threatened claims by any employee or former employee of Seller with respect to his or her employment, termination of employment, compensation or benefits (other than routine claims for benefits under the Seller Plans in the ordinary course).  Seller has not been and is not a party to, or bound by, any collective bargaining agreement with any labor organization, nor is there currently or has there been in the past five (5) years, any pending or, To Seller’s Knowledge, threatened union organizational activities or proceedings with respect to employees of Seller.  Schedule 3.6.1(b) sets forth a complete list of all employees of Seller, including their ages, dates of hire, years of service credited under each applicable Assumed Seller Plan for purposes of eligibility, vesting and accrual of benefits as appropriate, accrued vacation, compensation (and whether hourly or salaried) and exempt or non-exempt status.  No labor strike, slowdown or stoppage is pending or, To Seller’s Knowledge, threatened against Seller.  Seller is and has been in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act or similar state Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, engagement of independent contractors (including the classification of individuals as employees or independent contractors) and the withholding and payment of income and employment Taxes and any similar Tax.  There has been no “mass layoff” or “plant closing” as defined by the WARN Act or any similar layoff or closing as defined by any foreign Law with respect to Seller.  To Seller’s Knowledge, no executive or key employee has any present intention to terminate his or her employment with Seller.

3.6.2Seller has completed and maintains in its files Forms I-9 with respect to each of its employees.  Seller uses E-Verify to determine if its employees are legally authorized to work in the United States.  To the Knowledge of Seller and based solely upon E-Verify, all of its employees are legally authorized to work in the United States.

3.7Employee Benefit Plans and Other Compensation Arrangements.  Set forth on Schedule 3.7(a) is a true and complete list of all Seller Plans.  True and complete copies of the following documents with respect to each Seller Plan have been made available to Buyer, as applicable:  (i) plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto, (ii) the Forms 5500 and all schedules thereto for the most recent three (3) years, (iii) the most recent valuation report, including any FAS 106 report; (iv) the most recent IRS determination or opinion letter, (v) the most recent summary plan description and subsequent summaries of material modifications, (vi) the most recent financial statements, and (vii) written summaries of all material terms of unwritten Seller Plans.  Except as set forth on Schedule 3.7(b):

(i)neither Seller nor any ERISA Affiliate has sponsored, maintained, been liable under, terminated, participated in, been required to contribute to, or incurred withdrawal liability with respect of, a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and neither Seller nor any ERISA Affiliate has any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA and Section 412(a) the Code), whether or not waived, with respect to any such plan;

(ii)To Seller’s Knowledge, the Seller Plans and any related trusts that are eligible for Tax-favored treatment, currently satisfy, and for all prior periods have satisfied, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, and to Seller’s Knowledge, no event, transaction or condition has occurred or exists that is reasonably likely to result in the loss or limitation of such Tax-favored treatment;

(iii)To Seller’s Knowledge, all of the Seller Plans have been operated in compliance with their respective terms and all applicable Laws;

(iv)neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will now or at any time in the future result in the payment of a stay bonus or retention bonus or similar payment by Seller;

(v)none of the Seller Plans provide life, medical, dental, vision or other welfare coverage to Persons who are not current employees of Seller or their spouses or dependents or for periods extending beyond the last day of the month of termination of employment, except as required by Part 6 of Title I of ERISA, Section 4980B of the Code, or any similar state or local Law; and

(vi)Seller has retained the right to amend or terminate each Seller Plan, other than any “Plan” that is a Contract with an individual.

3.8Permits; Compliance with Laws.

3.8.1Except as set forth on Schedule 3.8.1(a), To Seller’s Knowledge, Seller has complied and is in compliance, in all material respects, with all applicable Laws and Orders, and Seller possesses and has possessed and is and has been in compliance with, in all material respects, all Permits identified on Schedule 3.8.1 with respect to the operation of the Business as currently or as it has, from time to time, been conducted by Seller (collectively, “Permits”).  Except as set forth on Schedule 3.8.1(b), in the past five (5) years, Seller has not received any notice from any Person alleging any noncompliance by Seller with any Order or Permit or any communication from any Governmental Authority threatening to withdraw or suspend or not renew any Permit held by Seller.  Each Permit is valid and in full force and effect.

3.8.2Neither the Seller, nor any of its shareholders acting in their capacity as an authorized person for Seller (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees applicable to Seller, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar law under any jurisdiction, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) has violated any anti-boycott provisions of any applicable Law or other applicable Laws relating to exports and embargos.

3.8.3Seller is and has at all times been in compliance with all applicable Laws relating to import and export controls.  Seller has not (i) made a voluntary disclosure with respect to violations of such Laws, (ii) been subject to any (A) claim, action, audit, compliance assessment or focused assessment for alleged or actual underpayment of import or export duties, Taxes or fees, (B) suspension of export privileges, or (C) investigation or enforcement action or sanction by any Governmental Authority arising under such Laws, (iii) made or provided any false statement or omission to any Governmental Authority or to any customer in connection with the importation or exportation of merchandise, or (iv) exported or re-exported, directly or, To Seller’s Knowledge, indirectly, any items to Iran, Sudan, Syria, North Korea, Belarus, or Burma or to any persons listed on the U.S. Bureau of Industry and Security’s Denied Persons List or Entity List, or the U.S. Department of Treasury List of Specially Designated Nationals or Blocked Persons.  Seller is in compliance with all applicable Laws relating to anti-money laundering or anti-terrorism, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162 (commonly known as the “Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, and all anti-boycott provisions of any applicable Law or other applicable Laws relating to exports and embargos.

3.9Real and Personal Properties.

3.9.1Real Property.

a.Seller does not own any Real Property.

b.Schedule 3.9.1(b) identifies the Leased Real Property, and lists the leases relating to such Leased Real Property (the “Leases”).  Seller has a valid and subsisting leasehold estate in, and the right to quiet enjoyment of, the Leased Real Property, subject to the terms of each Lease, except as set forth on Schedule 3.9.1(b).  With respect to each Lease:  (i) such Lease is in full force and effect and is the legal, valid and binding obligation of Seller, and To Seller’s Knowledge, the other party thereto, in each case enforceable in accordance with its respective terms, subject to the Enforceability Exceptions, and all rents, required deposits and additional rents and other amounts due and payable as of the Closing Date (other than normal maintenance and repair obligations arising under the Lease in the ordinary course of business, and real estate taxes and assessments not yet due) pursuant to such Lease have been paid in full, (ii) there is no existing default by Seller or, To Seller’s Knowledge, by the lessor of such Lease, (iii) Seller has not received any notice that it is in default under such Lease, (iv),To Seller’s Knowledge, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by Seller under such Lease, except as set forth in the Lease, and (vi) all buildings which are on the Leased Real Property are, to Seller’s Knowledge, suitable for the business of Seller as currently conducted.  The Leases provided to Buyer are all of the leases and rental agreements, together with all amendments, that constitute the Leased Real Property, and no Leases have been amended, modified or terminated other than amendments or modifications provided to Buyer.

c.To Seller’s Knowledge, neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no written notice of any such condemnation, requisition, or taking has been received by Seller.  To Seller’s Knowledge, no such condemnation, requisition, or taking is threatened or contemplated.  To Seller’s Knowledge, there are no public improvements proposed or in progress that will result in special assessments against or otherwise adversely affect any of the Leased Real Property.  Seller has not been notified in writing of future improvements by any public authority, any part of the cost of which would or might be asserted against Seller.

d.To Seller’s Knowledge, the Leased Real Property is in compliance with all applicable Laws.  To Seller’s Knowledge, the zoning of each parcel of the Leased Real Property permits the existing improvements and uses of Seller.

e.To Seller’s Knowledge, except as set forth in Schedule 3.9.1(e) each of the buildings, structures, improvements and systems (including the heating, ventilating, air conditioning, plumbing, electrical and drainage systems) situated or located on the Leased Real Property is in good condition and repair, reasonable wear and tear excepted, and contains no known material structural defects.  None of the buildings, structures or improvements situated on the Leased Real Property, during the period of time during which such Leased Real Property has been leased or otherwise used by Seller, has been damaged by fire or other casualty, except for such damage as has been fully repaired and restored.

f.Except as set forth on Schedule 3.9.1(f), all utilities servicing the Leased Real Property are publicly provided and maintained and such utilities are separately metered within each Leased Real Property.  All of the driveways, parking areas, and loading docks located at the Leased Real Property are not shared with any third parties nor to Seller’s Knowledge, subject any easements or common use agreements.  To Seller’s Knowledge, all of the streets, roads and avenues adjoining or adjacent to the Leased Real Property are publicly owned and maintained.

g.To Seller’s Knowledge, no Leased Real Property is subject to any options, purchase or sale contracts, leases or rights of occupancy or other agreements not otherwise identified in this Agreement.  Except as set forth on Schedule 3.9.1(g) Seller is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property.

3.9.2Assets.

a.Title.  Except for Permitted Liens or as set forth on Schedule 3.9.2(a), or the requirement of obtaining the other party’s consent with regard to the Assumed Contracts that are not material (i) the Acquired Assets that are owned by Seller are free and clear of all Liens as of Closing, and (ii) there exists no condition as of Closing affecting the title to any part of the Acquired Assets owned by the Seller which would prevent Buyer from using or enforcing its rights with respect to any part of the Acquired Assets to the same extent that Seller could continue to do so if the transactions contemplated hereby did not take place.

b.Condition; Possession.  Except as set forth on Schedule 3.9.2(b),all of the tangible assets material to the operation of the Business and included in the Acquired Assets (i) are in good operating condition, subject to routine repair and maintenance, normal wear and tear excepted, and do not require any expenditures greater than $300,000 individually or in the aggregate, to remain in such condition beyond maintenance and repairs necessary in the ordinary course of business, (ii) are capable of being used for their intended purpose in connection with the Business, and (iii) are in the possession of Seller and located at the Leased Real Property.

c.Sufficiency of Assets.  The Acquired Assets include all of the operating assets of Seller necessary for the operation of the Seller’s Business as currently conducted and constitute all of the assets, tangible and intangible, of any nature whatsoever, (a) necessary to operate the Business in the manner presently operated by Seller, except for the Excluded Assets, and (b) pertaining to technology, processes, plans, and other items under development used in Seller’s Business.  EPI International has no assets.

3.10Inventories.  The Inventory, including, without limitation, raw materials, ingredients, work-in-process and finished products, is merchantable, fit, usable and saleable for the purpose for which it was procured or manufactured in the ordinary course of business, except to the extent of the reserve reflected on the Final Adjustment Statement.  The Inventory on the Acquisition Balance Sheet and Inventory arising after the date of the Acquisition Balance Sheet and reflected on the books and records of Seller are stated thereon in accordance with GAAP, on a lower of cost or market basis, consistently applied.

3.11Accounts Receivable.  The Accounts Receivable (a) represent bona fide and valid accounts receivable arising from sales actually made or services actually performed and (b) will be collected by Seller within one hundred and twenty (120) days following the Closing Date (net of any reserves included on the Final Adjustment Statement).  The Accounts Receivable reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistently applied, including allowances for doubtful accounts.  Except as set forth on Schedule 3.11, no customer has, and Seller has not permitted any customer to have, any rebates, volume discounts or mark-downs, and To Seller’s Knowledge, no customer has any rights of contest, claim or setoff with respect to their Accounts Receivable.  Except as set forth on Schedule 3.11, no Person has a Lien on such Accounts Receivable or any part thereof, and no agreement for deduction, free goods, rebate, discount or other deferred price or quantity adjustment has been made to such Accounts Receivable.

3.12Intellectual Properties.  Schedule 3.12(a) sets forth (i) a complete and correct list of all patented or registered Intellectual Property and pending patent applications or other applications for registration of Intellectual Property, material unregistered Marks, Copyrights, Internet domain names and software (other than “off the shelf” software) included in the Business Intellectual Property, and (ii) any registered Business Intellectual Property used but not owned by Seller and identifies the owner of such Business Intellectual Property.  Excepting for “off the shelf” software licenses, Schedule 3.12(b) sets forth all other licenses to which Seller is a party either as a licensee or licensor (specifying its status) and any other agreements under which Seller grants or receives any rights to Intellectual Property or is required to pay any royalty payments for use of any Intellectual Property (the “Licenses”).  All fees due as of the date hereof associated with maintaining any Business Intellectual Property have been paid in full in a timely manner to the proper Governmental Authority, and except as set forth on Schedule  3.12(b), all actions required as of the date hereof associated with maintaining any registered or issued Business Intellectual Property have been taken, and no such fees are due, and no such actions are required, within the three (3) month period after the Closing Date.  Except as set forth on Schedule 3.12(c) and except for customer owned products, designs, specifications, molds and proprietary information (“Customer IP”):

a.Other than Customer IP, (i) Seller owns and possesses all, right, title and interest in and to, or has a valid and enforceable right or license to use, the Business Intellectual

Property as currently being used, (ii) Seller owns all formulae and know-how used in the operation of the Business it being understood that there is no formulae or know-how owned by Seller and used in the operation of the Business which is not in the public domain, and (iii) the Business Intellectual Property includes all formulae and know-how owned and used by Seller in its operation of the Business it being understood that there is no formulae or know-how owned by Seller and used in the operation of the Business which is not in the public domain;

(i)the issued Patents and registered Intellectual Property, and the applications therefor, owned by Seller and included among the Business Intellectual Property are valid, subsisting, in full force and effect, and have not been cancelled, expired or abandoned; and (ii) except as set forth on Schedule 3.12(a), Seller has not within the past two (2) years, abandoned, cancelled, or permitted to be abandoned, cancelled, or lapsed, any issued Patents or registered Intellectual Property, or the applications therefor, owned by Seller that are currently included among the Business Intellectual Property nor have there been any interference actions, re-examinations, cancellation proceedings, or other judicial, arbitration, or other adversarial proceedings with respect to any such Intellectual Property;

b.except pursuant to a License set forth on Schedule 3.12(b), Seller has not licensed or otherwise granted or, except for Customer IP, received any right to or from any Person under any Business Intellectual Property;

c.To Seller’s Knowledge, (i) Seller has not infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party; and (ii) the conduct of the Business as currently conducted by Seller does not infringe upon, misappropriate, or otherwise conflict with, any Intellectual Property owned or controlled by any third party, it being understood that there is no formulae or know-how used in the operation of the Business which is not in the public domain other than Customer IP.  Seller has not received any written notice regarding, and there are currently no actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever related to any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party, and any claims asserting the invalidity, misuse or unenforceability of any Intellectual Property now owned or used by Seller);

(i)To Seller’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with the Business Intellectual Property; and (ii) no such claims have been brought or threatened against any third party by Seller (including, without limitation, any demands or offers to license any Intellectual Property now or formerly owned or used by Seller, and any claims asserting the invalidity, misuse or unenforceability of any Intellectual Property now or formerly owned or used by any third party);

3.13Contracts.  Schedule 3.13 lists all of the following written or oral agreements, contracts, leases, Licenses, purchase and sales orders and binding letters of understanding (collectively, “Contracts”) to which Seller is a party that are material to its operation of the Business or by which any Acquired Asset is bound or is subject to as of the date hereof:

a.A full print out of outstanding purchase orders, for sales or purchases of good or services;

b.Contracts which involve commitments to make capital expenditures in excess of $50,000;

c.Contracts relating to Indebtedness or to the granting by Seller of a Lien on any of the Acquired Assets, or any guaranty by Seller of any obligation in respect of borrowed money or otherwise;

d.Contracts with dealers, distributors or sales representatives;

e.Contracts pursuant to which Seller directly or as a subcontractor sells products or services of the Business in any country outside the United States or with any Person that is a Governmental Authority or Affiliate of a Governmental Authority;

f.employment, confidentiality or non-competition Contracts with any employee, shareholder, officer, director, consultant or management advisor;

g.Contracts which limit the freedom of Seller to engage in any business or compete with any Person;

h.Contracts pursuant to which Seller is a lessor or a lessee of any personal or real property, or holds or operates any tangible personal property owned by another Person, except for any such individual lease under which the annual rent or lease payments do not exceed Fifty Thousand Dollars ($50,000);

i.Contracts or group of Contracts for the purchase or sale of capital assets in excess of Fifty Thousand Dollars ($50,000);

j.each partnership or joint venture Contract;

k.each Contract not included in subsection (e) providing for severance, retention, change in control or other similar payments;

l.each Contract with any current or former officer, director, shareholder or Affiliate of Seller;

m.Contracts under which Seller has made advances or loans to any other Person;

n.each Contract containing a “most-favored nation” pricing agreement, special warranties, rebate arrangements, cooperative arrangements, mark-down arrangements, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier of Seller;

o.Contracts with any contract manufacturer (not including component suppliers); and

p.any other Contract material to the operation of the Business that requires Seller to make payments in excess of Fifty Thousand Dollars ($50,000) and that is not terminable by Seller without penalty upon less than sixty (60) days’ prior written notice.

Complete copies of each Contract required to be identified on Schedule 3.13, including amendments, waivers, or other changes thereto (collectively, the “Material Contracts”), have been provided to Buyer.  In the case of each oral Material Contract, Schedule 3.13 also includes a brief description of such Contract.  Each of the Assumed Contracts is in full force and effect and is the legal, valid and binding obligation of Seller, and To Seller’s Knowledge, the other party thereto, in each case enforceable in accordance with its respective terms, subject to the Enforceability Exceptions.  Seller has performed all obligations required to be performed by it pursuant to the Assumed Contracts, is not in breach or default thereunder (and no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a breach or default), and, To Seller’s Knowledge, no other party to any Assumed Contract is in breach or default thereunder.  Except as set forth on Schedule 3.13, Seller has not received any written notice of any Person’s intent to terminate or materially amend any Assumed Contract.

3.14Litigation.  Except as set forth on Schedule 3.14, there are no, and in the past five (5) years, there have been no, actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever, at Law or in equity, pending or, To Seller’s Knowledge, threatened against Seller or that would prohibit Seller from consummating the transactions contemplated hereunder.  Except as set forth on Schedule 3.14, Seller is not a party to or subject to any order, judgment, ruling, injunction, assessment, award, decree or writ from any Governmental Authority (each, an “Order”).

3.15Brokerage.  No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

3.16Products.

3.16.1Except as set forth on Schedule 3.16.1, in the past three (3) years, there have been no product warranty or service warranty claims in excess of the Seller’s warranty reserve reflected on the Financial Statements in the aggregate in any such year made against Seller alleging that any products supplied, assembled, packaged, manufactured, distributed, sold or leased by or on behalf of Seller are defective or improperly designed or manufactured, and no such claims are currently pending or, To Seller’s Knowledge, threatened against Seller.  Except as set forth on Schedule 3.16.1, there have been no product recalls by Seller in the past three (3) years.  Seller’s standard terms and conditions of sale (containing applicable guaranty, warranty and indemnity provisions) are attached to Schedule 3.16.1, and, except for such standard terms and conditions and except as set forth on Schedule 3.16.1, Seller has not given a written warranty in respect of products or services supplied, manufactured, distributed, sold or leased by Seller.  Subject to the Seller’s warranty reserve, each product supplied, assembled, packaged, manufactured, distributed, sold or leased by or on behalf of Seller has been in conformity with all applicable contractual commitments and To Seller’s Knowledge all express and implied warranties.

3.16.2Except as set forth on Schedule 3.16.2, no claims alleging bodily injury or property damage as a result of any defect in the design or manufacture of any product or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a “Product Liability Claim”) have been made in the past three (3) years, or are currently pending or, To Seller’s Knowledge, threatened against Seller.  Subject to the Seller’s warranty reserve set forth in the Working Capital calculation at Closing, as applicable, To Seller’s Knowledge, there are no defects in the design or manufacture of products designed and manufactured by Seller which could result in a Product Liability Claim, and there has not been any failure when required by Seller to warn, test, inspect or instruct of known dangers in products designed and manufactured by Seller which could form the basis for a product recall or any Product Liability Claim against Seller.

3.17Environmental Matters.

3.17.1Except as set forth on Schedule 3.17:

(i)To Seller’s Knowledge, Seller is and at all times has been in material compliance with all applicable Environmental Laws, and (ii) without limiting the foregoing, To Seller’s Knowledge, Seller:  (x) has timely obtained, and is and has been in material compliance with, all Environmental Permits set forth on Schedule 3.17 for the lease, operation or use of the Leased Real Property, the Business or the Acquired Assets; and (y) has prepared and timely filed with the appropriate jurisdictions all reports, data, documentation and filings required pursuant to any Environmental Law;

a.there has been no generation, Treatment, Storage, Disposal or transport of any Hazardous Material, regardless of quantity, by Seller at, on, under, or from any of the Leased Real Property, except in compliance with applicable Environmental Laws;

b.there are currently no, and there have not been any, asbestos-or urea formaldehyde-containing materials incorporated by Seller into the Products of Seller or To Seller’s Knowledge, any asbestos used on the buildings or any improvements that are a part of the Leased Real Property;

c.all Hazardous Materials not in current, usable inventory will be removed from the Leased Real Property and disposed of, in compliance, in all material respects, with all Environmental Laws;

d.To Seller’s Knowledge, Seller has not sent any Hazardous Material to a site that, pursuant to any Environmental Law:  (i) has been placed or proposed for placement on the National Priorities List or any similar state list, or (ii) is subject to or the source of an Order, demand or request from a Governmental Authority to take any Removal, Remedial or Response action or to pay for the costs of any such action at any location;

e.in the past five (5) years, no Seller has received any notice, Order, demand, inquiry, summons, complaint, directive, warning, request for information, notice of violation or other communication from any Governmental Authority, citizens’ group, employee or other Person claiming that Seller or the Business is or may be liable for:  (i) any actual or alleged violation of or noncompliance with any Environmental Law; (ii) any actual or alleged obligation to undertake or bear the cost of any Liabilities under any Environmental Law with respect to the Leased Real Property or any other facility or property owned, occupied, or used by Seller, now or in the past, or any property or facility at or to which any Hazardous Material generated, manufactured, Stored, handled, imported, used or processed by Seller has been transported, Treated, Stored, transferred, Disposed, recycled or received; or (iii) any personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material;

f.To Seller’s Knowledge, and other than as set forth on Schedule 3.17 there are no underground storage tanks or related piping, landfills, surface impoundments, sumps, septic systems, waste disposal areas, wastewater treatment systems, radioactive materials, underground injection wells or monitoring wells located on, under or at any of the Leased Real Property.

g.To Seller’s Knowledge, Seller has not made any Release or Disposal of any Hazardous Material in violation of applicable Environmental Laws, at, on, under or from the Leased Real Property, or any other facility or property when owned, occupied, or used by Seller, now or in the past;

h.To Seller’s Knowledge, the Leased Real Property is not, and is not reasonably expected to be, subject to any Lien, environmental covenant, engineering or institutional control, activity and use limitation or other restriction, nor is Seller subject to any pending or existing Order, action, proceeding, investigation, settlement, schedule of compliance or other restriction under any Environmental Law; and

i.To Seller’s Knowledge, no conflict minerals are necessary to the functionality or production of, and no conflict minerals are used in, or in the production of, any product manufactured by Seller.

3.17.2Schedule 3.17.2 contains complete list of:  (A) all environmental reports, audits, or assessments, pertaining to Hazardous Materials or Environmental Law prepared in the past five (5) years in the possession or control of Seller with respect to the assets or Business of Seller (including the Leased Real Property), true and complete copies of which have been provided to Buyer.

3.17.3To Seller’s Knowledge, all of the products manufactured by Seller, and all raw materials purchased from others used in such products, which were required to be reported to the United States Environmental Protection Agency for listing in the TSCA inventory have been so reported or notified.  No report of substantial risk under TSCA has been made by Seller, nor to Seller’s Knowledge, was any such report required in connection with the operation of the Business.  Seller has never sold any product containing asbestos, and no raw material used by Seller in the manufacture of its products contains or contained asbestos.

3.18Related Party Transactions.  Except as set forth on Schedule 3.18, no shareholder, employee, officer or director of Seller or any member of his or her immediate family, or any Affiliate of any Seller (each a “Company Related Person”):  (a) owes any amount to Seller nor does Seller owe any amount to, nor has Seller committed to make any loan or extend or guarantee credit to or for the benefit of any Company Related Person (other than any participant loans under any Seller Plan and any payments to, and reimbursement of fees and expenses of, employees, directors and officers of Seller in the ordinary course of business), (b) owns any property or right, tangible or intangible, that is used by Seller, (c) no shareholder, officer or director of Seller or to the Seller’s Knowledge any employee, has any claim or cause of action against Seller, other than claims for accrued compensation or benefits arising in the ordinary course of employment or under any Seller Plan, or (d) no shareholder, officer or director of Seller or to the Seller’s Knowledge any employee, has any ownership interest in, directly or indirectly, any customer, supplier or licensor of Seller (other than the ownership of up to (but not more than) five percent (5%) of any class of securities of any such customer, supplier or licensor if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act).

3.19Material Customers and Suppliers.  Schedule 3.19 sets forth the twelve (12) largest customers (the “Material Customers”) and the twelve (12) largest suppliers (the “Material Suppliers”) of Seller (and the dollar volumes related thereto), in each case for (a) the twelve (12) month periods ended December 31, 2019 and 2018, and (b) the nine (9) month period ended September 30, 2020.  Except as set forth on Schedule 3.19, in the past twelve (12) months and except with regard to and as a result of the COVID-19 pandemic, no Material Customer has (i) canceled or otherwise terminated or, To Seller’s Knowledge, made any threats to cancel or otherwise terminate, its relationship with Seller, (ii) materially decreased or, To Seller’s Knowledge, threatened to materially decrease, its purchases from Seller, or (iii) changed or, To Seller’s Knowledge, threatened to change, its payment or pricing terms with respect to Seller or otherwise materially and adversely alter its current agreements, programs or commitments with Seller.  In the past twelve (12) months and except with regard to and as a result of the COVID-19 pandemic, no Material Supplier has (i) canceled or otherwise terminated or, To Seller’s Knowledge, made any threats to cancel or otherwise terminate, its relationship with Seller, (ii) materially decreased or, To Seller’s Knowledge, threatened to materially decrease, its sales of supplies to Seller, or (iii) raised or, To Seller’s Knowledge, threatened to raise, its prices to Seller or otherwise materially and adversely alter its current agreements, programs or commitments with Seller.  Except as set forth on Schedule 3.19, there are no pending material disputes between Seller and any of the Material Customers or Material Suppliers and, To Seller’s Knowledge, none of the Material Customers or Material Suppliers has or is planning to terminate its relationship with Seller.

3.20Insurance.  Schedule 3.20(a) contains a complete list of (i) all insurance policies (excluding the Seller Plans) owned, held by or applicable to Seller (or its assets or the Business) and (ii) all self-insured, retained limit, deductible or co-insurance programs.  All such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no written notice of denial of coverage, cancellation or termination has been received with respect to such policies.  All such insurance policies will remain in full force and effect with respect to periods before the Closing.  To Seller’s Knowledge, no event has occurred, including, without limitation, the failure by Seller to give any notice or information or Seller giving any inaccurate or erroneous notice or information, which limited or impairs the rights of Seller under any such insurance policies.  Seller has not received written notice of cancellation of any such insurance policies in the last two (2) years, and, To Seller’s Knowledge, no threat has been made to cancel any insurance policy of Seller during such period.  Schedule 3.20(b) sets forth a list of all pending claims made by Seller under the insurance policies listed on Schedule 3.20(a) and all past claims submitted to its insurance carriers in the past three (3) years.

3.21Governmental Contracts.  Seller does not currently have any Government Contracts.

3.22Full Disclosure.  No representation or warranty of the Seller contained in this Agreement or in any other agreement delivered by the Seller, or in connection with the transactions contemplated herein or therein, contains a material omission, untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading.

3.23COVID-19 and Stimulus Program Matters.  Seller’s policies and practices with regard to the COVID-19 pandemic are set forth in Schedule 3.23.  Schedule 3.23(a) sets forth any claim or complaint related to COVID-19 pending, or to the Knowledge of Seller, threated, against Seller alleging inadequacy of the actions taken or not taken by Seller in providing a reasonably safe working environment relating to COVID-19.  Schedule 3.23(b) sets forth (i) any federal, state, or local program, benefit, or accommodation designed to assist businesses and employees during the COVID-19 pandemic that Seller has applied for, received, or otherwise taken advantage of (and Seller has provided Buyer with copies of any applications therefor).  Since March 17, 2020, Seller has not had imposed upon it by the landlord with regard to any Leased Real Property any material restrictions on the use of the premises leased thereunder based upon or as a result of COVID-19.  At all times since March 17, 2020, Seller has taken reasonable and adequate measures to provide a reasonably safe working environment at the Leased Real Property.  Except as set forth on Schedule 3.23(c), Seller has not experienced any material Liability with respect to COVID-19 which is not a Retained Liability.

ARTICLE 4

Representations and Warranties of Buyer

Buyer represents and warrants to the Seller that:

4.1Organization; Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  Buyer has full corporate power, authority and capacity to execute, deliver and perform this Agreement and each other agreement, instrument and document to be delivered by Buyer in connection herewith (the “Buyer Ancillary Agreements”), and to consummate the transactions contemplated hereby and thereby.

4.2Execution and Delivery; Enforceability.  This Agreement has been duly executed and delivered by Buyer and each Buyer Ancillary Agreement to which Buyer is a party has been duly executed and delivered by Buyer and, in each case, constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

4.3Governmental Authorities; Consents.  Except with respect to the consent of Buyer’s board of directors and filings which may be required by the United States Securities and Exchange Commission, Buyer is not required to submit any notice, report or other filing with, or obtain any consent, approval or authorization of, any Governmental Authority or other Person in connection with Buyer’s execution, delivery or performance of this Agreement or any Buyer Ancillary Agreement, and such execution, delivery and performance will not violate any Law by which Buyer is bound.

4.4Brokerage.  No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

4.5Legal Proceedings.  There is no Order or action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to the knowledge of Buyer, threatened against Buyer, which would give a third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.

ARTICLE 5

Closing Deliveries

5.1Seller’s Closing Deliveries.  At or prior to the Closing, Seller shall deliver to Buyer, or cause to be delivered to Buyer:

a.duly executed counterparts of (i) a bill of sale and (ii) an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), each in a form acceptable to Buyer;

b.assignment(s) providing for the assignment to Buyer of the Business Intellectual Property (in a form acceptable to Buyer), duly executed by Seller;

c.evidence acceptable to Buyer that Seller has made or received all filings, authorizations, approvals and consents and received UCC-3 termination statements with regard to Liens on the Acquired Assets as set forth on Schedule 5.1(c), from all applicable Governmental Authorities or other Persons, as the case may be;

d.the invoices for the Selling Expenses;

e.a certificate of good standing as of the most recent practicable date from the Secretary of State of each Seller’s state of organization and each state where each Seller is qualified to do business as a foreign entity;

f.certificates of title for all vehicles and any other Acquired Asset the ownership of which is evidenced by a certificate of title, in each case duly endorsed for transfer to Buyer;

g.a certificate of the Secretary of each Seller certifying, as complete and accurate as of the Closing, attached copies of the Charter Documents of such Seller, certifying and attaching all requisite resolutions or actions of each Seller’s directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of each Seller executing this Agreement and any other document relating to the transactions contemplated hereby;

h.evidence acceptable to Buyer of the change of each Seller’s name to one which does not include the name Elkhart Plastics, EPI or any derivation thereof;

i.a complete set of the Disclosure Schedules hereto;

j.a duly executed counterpart to the Escrow Agreement, duly executed by Seller;

k.a counterpart signature page to a flow of funds memorandum (the “Flow of Funds Memo”), duly executed by the Seller;

l.satisfactory evidence that Seller has obtained a mutually acceptable three year “tail” policy with respect to Seller’s product liability relating to the Business prior to the Closing (the cost of which shall be born equally by Buyer and Seller);

m.a counterpart signature page to each of the assignment agreements with respect to each of the Leases being assigned to Buyer (collectively, the “Lease Assignment Agreements”), and amendments to each of the Leases with Affiliates, as agreed upon by the parties (collectively the “Lease Amendments”), and an executed Lease Agreement, between EPI and Pigeon River Properties LLC, for the premises located at 605 Sol Morris Avenue, White Pigeon, Michigan (the “Michigan Lease”);

n.a counterpart signature page to the Employment Agreement by Jack E. Welter, Jeffrey Giacchino, Charles Huston, Jon Wyngarden, Mark Nichols, Bonnie Turner, and Cullen Jones (the “Employment Agreements”);

o.a counterpart signature page to the Indemnification Agreement by Jack E. Welter (the “Indemnification Agreement”);

p.restrictive covenant agreements from each of the shareholders of EPI (collectively, the “RCA’s”);

q.evidence acceptable to Buyer authorizing the dissolution of EPI International and EPI International Inc., an Indiana corporation (provided that no such dissolution of EPI International shall occur until after the Closing in accordance with Section 7.9 hereof); and

r.a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, duly executed by EPI International.

Any agreement or document to be delivered to Buyer pursuant to this Section 5.1 shall be in form and substance reasonably satisfactory to Buyer.

5.2Buyer’s Closing Deliveries.  At or prior to the Closing, Buyer shall deliver to Seller (or such other Person designated herein):

(i)the Closing Cash Payment to the Seller’s Account, (ii) the Repaid Closing Indebtedness to those Persons set forth in the Payoff Letters, (iii) the Repaid Selling Expenses on behalf of Seller to those Persons set forth in the invoices, and (iv) the Escrow Amount to the Escrow Agent;

a.a counterpart signature page to the Assignment and Assumption Agreement, duly executed by Buyer;

b.a counterpart signature page to the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

c.a counterpart signature page to the Flow of Funds Memo, duly executed by Buyer;

d.a counterpart signature page to each of the Lease Amendments, duly executed by the landlords thereto and of the White Pigeon Lease;

e.a counterpart signature page to each of the Lease Assignment Agreements, duly executed by Buyer;

f.delivery of offer letters to the Offered Employees set forth on Schedule 5.2(g) and a counterpart signature page to the Employment Agreements.

g.a counterpart signature page to the Indemnification Agreement by Jack E. Welter; and

h.a counterpart signature page to each of the RCA’s, duly executed by Buyer.

Any agreement or document to be delivered to Seller pursuant to this Section 5.2 shall be in form and substance reasonably satisfactory to Seller.

ARTICLE 6

The Closing

The consummation of the transactions contemplated herein (the “Closing”) will take place simultaneously with the execution of this Agreement at the offices of Calfee, Halter & Griswold LLP in Cleveland, Ohio, or at such other place as to which Buyer and the Seller may mutually agree or by e-mail exchange of relevant signature pages, deliveries and other documents as Buyer and the Seller may mutually agree.  The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 5 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 5 shall also have occurred or been waived in writing by the party entitled to waive the same.  Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 12:01 a.m. on the Closing Date.

ARTICLE 7

Additional Covenants and Agreements

7.1Miscellaneous Covenants.

7.1.1Expenses; Transfer Taxes.  Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and the Seller shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by the Seller or their representatives, or are otherwise expressly allocated to the Seller hereunder.  The Seller shall pay all sales or other transfer Taxes, if any, which may be payable in connection with the transactions contemplated by this Agreement.  Each Seller acknowledges and agrees that no such expenses of the Seller shall be Assumed Liabilities hereunder.  The Seller shall pay any and all costs associated with the assignment or transfer of all Assumed Contracts.

7.1.2No Assignments.  No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer provided, further, that no such assignment shall relieve Buyer of its obligations hereunder; (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources; and (c) Buyer may assign any of its rights or delegate any of its duties under this Agreement to a purchaser of substantially all of the assets of Buyer or the Business.  Buyer will notify Seller of any such assignment within thirty (30) days after such assignment.

7.1.3Further Assurances and Assistance.  The Seller acknowledge and agree that at any time and from time to time after the Closing, each will execute and deliver to Buyer such further conveyances, assignments or other written assurances as Buyer may reasonably request to perfect and protect Buyer’s title to the Acquired Assets.  In addition to the foregoing, Seller appoints Buyer, effective as of the Closing, the attorney of Seller with full power of substitution, in the name of Buyer, or the name of Seller, on behalf of and for the benefit of Buyer, to collect all Accounts Receivable and other payments due Buyer hereby transferred and assigned to Buyer, to endorse, without recourse, all checks in the name of Seller the proceeds of which Buyer is entitled to hereunder and to prosecute, in the name of Seller, all proceedings which Buyer may deem proper to enforce any claim of any kind in or to the Acquired Assets.  Seller agrees that the foregoing powers are coupled with an interest, shall be irrevocable, and shall not be affected by the dissolution of Seller or for any other reason.  Seller further agrees that Buyer shall retain for its own account any amounts collected pursuant to the foregoing powers, and Seller shall pay or transfer to Buyer, if and when received, any amounts which shall be received by Seller after the Closing in respect of any Accounts Receivable or other assets or rights hereby transferred to Buyer.

7.2Restrictive Covenants.

7.2.1Confidential Information.  In consideration of the consummation of the transactions contemplated herein, the Seller covenants and agrees at all times to hold as confidential (unless disclosure is required by Law, is necessary by the Seller in the ordinary course of winding down the Seller and paying Taxes after Closing, or required pursuant to a final, non-appealable court order, in which case such party will provide Buyer reasonable notice prior to such disclosure and shall take all reasonable steps to prevent or limit disclosure) and not use any and all knowledge, information or documents of a confidential or proprietary nature or not generally known to the public with respect to the Acquired Assets, or the Business, or Buyer (“Confidential Information”).

7.2.2Non-Competition.  In further consideration of the consummation of the transactions contemplated herein, the Seller covenants and agrees that until the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), neither they nor their Affiliates, shall, without the prior written consent of Buyer, either directly or indirectly, whether or not for consideration,

a.Engage in or otherwise compete with Buyer or its Affiliates in the Business anywhere in North America or any other territory in which Seller sold rotationally molded plastic products (the “Products”) during the two (2) years prior to the Closing Date (the “Territory”);

b.Solicit, divert, or take away the business of any current or prospective customer of Buyer or its Affiliates, for the purchase of Products or related services provided by the Buyer or its Affiliates including any products which may be used in substitution for the Products manufactured, sold or provided by Buyer or its Affiliates anywhere in the Territory;

c.Operate, control, advise, be engaged by, perform any consulting services for, invest in or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity, who or which, at any time during the Non-Competition Period, is engaged in the Business as then conducted by Buyer or its Affiliates in the Territory; or

d.engage in any practice the purpose of which is to evade the provisions of this covenant; provided, however, that nothing contained herein shall prevent the Seller from acquiring an equity interest of up to two percent (2%) of an entity whose shares are traded on a national securities exchange or over-the-counter market.

7.2.3Non-Interference.  In further consideration of the consummation of the transactions contemplated herein, during the Non-Competition Period, neither the Seller nor their Affiliates, shall, without the prior written consent of Buyer, directly or indirectly,

a.hire, solicit, induce or attempt to hire, solicit or induce, whether or not for consideration, any employee or consultant of Buyer to terminate his, her or its relationship with Buyer;

b.induce or attempt to induce any supplier, contractor or customer of Buyer to terminate or adversely change its relationship with Buyer; or

c.induce or attempt to induce any licensor, customer, supplier or contractor of Buyer to terminate or adversely change its relationship with Buyer or otherwise interfere with any relationship between Buyer and any of its licensors, customers, suppliers or contractors.

7.2.4Remedy for Certain Breaches.  The Seller acknowledges and agrees that the covenants in Section 7.2 were negotiated at arm’s length, are required for the fair and reasonable protection of Buyer, that Buyer would not have purchased the Acquired Assets had the Seller not agreed to these covenants, that the restrictions contained herein are designed to protect the business of Buyer, and that the obligations of Buyer in this Agreement constitute adequate consideration for the obligations of the Seller under Section 7.2.  The Seller further acknowledges and agrees that a breach of any of the covenants, obligations or agreements set forth in Section 7.2, will result in irreparable and continuing damage to Buyer and its business and property for which there may be no adequate remedy at Law, and the Seller agrees that in the event of any such breach, Buyer shall be entitled to injunctive relief to restrain such breach by any Seller, and to such other and further relief (including damages) as is proper under the circumstances.

7.2.5Reformation of Agreement; Severability.  The parties intend the covenants set forth in Section 7.2 to be enforced as written.  However, in the event that any provision set forth in Section 7.2 is held by a court of competent jurisdiction to be invalid or unenforceable to any extent, such court shall exercise its discretion in reforming such provision to the end that the Seller shall be subject to such restrictions and obligations as the court deems reasonable under the circumstances and enforceable by Buyer.  In the event that a provision or term of this Agreement is found to be void or unenforceable to any extent and such court does not exercise its discretion to reform such provision, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted by Law and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

7.3Employment Matters.

7.3.1Buyer shall offer employment commencing on the Closing Date to the individuals listed on Schedule 7.3.1 (the “Offered Employees”).  Those Offered Employees who accept such offers of employment shall be referred to herein as the “Transferred Employees,” and the Offered Employees who do not accept such offers of employment and the employees of Seller not included in the Offered Employees shall collectively be referred to herein as “Excluded Employees.” No provision of this Agreement shall be construed to prohibit Buyer from having the right to terminate the employment of any Transferred Employee, with or without cause.  Seller shall terminate, effective as of the Closing Date, the employment of the Transferred Employees and the Excluded Employees with Seller.

7.3.2Effective as of the Closing Date and until December 31, 2020 (or such other date determined by Buyer) and exclusively with regard to the Transferred Employees, Buyer shall provide the Assumed Seller Plans pursuant to the terms of this Agreement, including Section 2.1.3(b).  Additionally, Buyer agrees to assume and pay any accrued vacation, accrued sick time and accrued bonuses as expressly included in the Closing Working Capital that is due Transferred Employees.  On January 1, 2021 (or such other date determined by Buyer), Buyer shall terminate the Assumed Seller Plans and transition the Transferred Employees to its or its Affiliates employee benefit plans.  In connection therewith, Buyer agrees that in connection with the employment of the Transferred Employees from and after January 1, 2021 (or such other date determined by Buyer) and to the extent permitted by the express terms of its employee benefit plans, Buyer shall or shall cause its Affiliates to (a) give full credit for years of service with Seller or predecessors for purposes of eligibility and vesting under Buyer’s employee benefit plans, programs and arrangements (to the extent that Buyer does not maintain the employee benefit plans of the Company); (b) waive any waiting periods for participation, coverage or benefits; (c) waive any exclusions for benefits for pre-existing conditions; and (d) with respect to Buyer’s group health plans, provide credit for co-payments and deductibles made by Transferred Employees under Seller’s group health plans.

7.3.3Buyer shall be responsible for complying with the requirements of COBRA for all of its employees (including the Transferred Employees and the Excluded Employees) and their “qualified beneficiaries” whose “qualifying event” (as such terms are defined in Code Section 4980B or the applicable state law or regulation) occurs prior to the Closing or occurs in connection with the purchase and sale of the Acquired Assets under this Agreement, including Section 7.3.1.  Additionally, Buyer shall be responsible for the cost of COBRA for any Transferred Employee and their “qualified beneficiaries” whose “qualifying event” (as such terms are defined in Code Section 4980B or the applicable state law or regulation) occurs in connection with the purchase and sale of the Acquired Assets as described in this Agreement.

7.3.4Employee benefits claims shall be allocated between the Seller and Buyer as follows:

a.Seller shall be liable for any costs and expenses incurred prior to Closing with regard to claims under a group health plan sponsored by the Seller prior to Closing, meaning that the event that results in the cost or expense occurred prior to Closing.  Buyer shall be liable for any costs and expense incurred after Closing with regard to claims under the Assumed Seller’s Plan and any group health plan subsequently sponsored by the Buyer;

b.Seller shall be liable for any costs and expenses incurred with regard to worker’s compensation claims of Seller’s employees incurred prior to the Closing Date (meaning that the event that results in the cost or expense occurred prior to Closing), and shall retain the insurance coverage available to Seller from Valley Indemnity, Inc. for coverage of such claims.

Buyer shall be responsible for worker’s compensation claims that are incurred on or after the Closing Date;

c.With regard to the other Assumed Seller Plans, Seller shall be responsible for processing any claims that arise under those Plans before Closing and paying any related costs incurred prior to Closing, and Buyer shall be responsible for processing any claims that arise under those Plans after Closing and paying any related costs incurred after Closing.

d.With regard to the costs and expenses incurred prior to Closing which Seller is responsible for as set forth in this Section 7.3.4, Buyer shall pay the same and shall be entitled to reimbursement from Seller from the Indemnity Escrow, and Seller and Buyer shall deliver joint written instructions to the Escrow Agent for the release to Buyer of an amount equal to such costs every sixty (60) days from the Closing Date through the date that is six (6) months after the Closing Date.

7.4Contracts; Permits.  To the extent that there are Permits, Assumed Contracts or Assumed Seller Plans relating to the Business which are not assignable without the consent or approval of Persons other than Seller (the “Non-Transferable Assets”), and such consents or approvals are not obtained on or prior to the Closing Date, this Agreement and the Closing shall not constitute an assignment or agreement to assign such Permits, Contracts or Assumed Seller Plans without such consent or approval.  Following the Closing Date, the Seller agree to cooperate in good faith with Buyer to enter into any reasonable arrangement designed to provide Buyer the benefit of such Non-Transferable Assets, including the enforcement for the benefit of any rights previously enjoyed by Seller in connection with any such assets.  To the extent Buyer is provided the benefits pursuant to this Section 7.4 of any such Permit or Contract, Buyer shall perform the obligations of Seller under or in connection with any such Permit, Contract or Assumed Seller Plan.

7.5Publicity.  Unless required by Law, as required by the regulations promulgated by the Securities and Exchange Commission or as required by the rules of any stock exchange or trading system, no party will make any public announcements with respect to the specific details of this Agreement or the transactions contemplated hereby without the written consent of the other parties.  No party shall be prohibited from making public announcements of a general nature (e.g., that a transaction between the parties has been consummated) by way of a press release or otherwise.

7.6Access to and Retention of Books and Records.  For a period of seven (7) years after the Closing Date or for the maximum document retention period required by Law, whichever is longer, the Buyer and the Seller (and to the extent in the possession or control thereof, each Affiliate) shall preserve and retain business records and other accounting, legal, auditing, and other books and records with respect to the Seller’ operation of the Business (collectively, the “Seller Records”).  Notwithstanding the foregoing, the Buyer may dispose of any such Seller Records in Buyer’s possession during such period if the same are first offered to the Seller and not accepted by the Seller within twenty (20) Business Days of such offer.  During such period, upon a Seller’s reasonable request, the Buyer shall permit such Seller and its representatives to have reasonable access to all Seller Records for all purposes; provided, that in the event that any such Seller Records are subject to any legal privilege, the Parties agree to cooperate to protect such privilege to the extent practicable.

7.7Tax Cooperation.  Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the request of any other Party) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer and the Seller agree, (A) to retain all books and records with respect to Tax matters pertinent to the Seller relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, or the Seller, as applicable, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, (B) Until the applicable statutes of limitations (including any extensions) have expired for all Tax periods or portions thereof ending on or before the Closing Date, the Buyer, on the one hand, and each of the Seller, on the other hand, shall each (i) provide the other with such assistance as may reasonably be requested by any of them in connection with any Tax, accounting or other financial reporting, including the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) retain and provide the other with any records or other information that may be reasonably relevant to any such Tax, accounting or other financial reporting or services, including relating to any such return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax return of the other for any period; and (C) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

7.8Warranty Service Matters.  Although Buyer does not expressly or by implication assume any of the product or service warranty obligations or Liabilities of Seller related to products sold or services provided by Seller prior to the Closing, Buyer agrees to, on and after the Closing Date, on Seller’s behalf and without assumption of the product or service warranty obligations or Liabilities retained by Seller as Retained Liabilities, to perform Seller’s obligations under its express product or service warranties in a good and workmanlike manner and in accordance with the terms of the Seller’s express warranties.  Neither this Agreement, nor the performance by Buyer of any of Seller’s product or service warranty obligations, shall give rise to any rights in Seller or any third party.  For a period of three (3) years after Closing, Seller agrees to reimburse Buyer upon demand for performing such product or service warranty obligations for Seller, that are expressly covered under Seller’s express warranty and not as a customer accommodation, at Buyer’s then existing standard billing rates, for all reasonable costs incurred by Buyer related to such performance and to the extent such obligations exceed the warranty reserve on the Closing Balance Sheet.  Notwithstanding the foregoing, Buyer shall not be entitled to reimbursement for any such costs until the aggregate amount of all of Buyer’s costs under this Section 7.9 exceeds the warranty reserve accrual in the Closing Working Capital, and thereafter Buyer shall be entitled to reimbursement from the Indemnity Escrow for the excess over the warranty reserve accrual in the Closing Working Capital, subject to the Indemnification Cap for any such costs.  In addition, Buyer agrees to consult with Seller on what actions to take related to Seller’s Retained Liabilities related to product or service warranties and shall seek Seller’s consent, which shall not be unreasonably withheld, regarding any actions taken which are not consistent with Seller’s historical practice related to its express product and service warranties.

7.9Dissolution of EPI International.  As soon as practicable after the Closing Date, Seller shall file all required documents with the Secretary of State of the State of Indiana to dissolve EPI International.

ARTICLE 8

Indemnification

8.1Indemnification of Buyer.

8.1.1From and after the Closing, and irrespective of any disclosures in the Disclosure Schedules, the Seller, on a joint and several basis, shall indemnify and hold harmless Buyer and its Affiliates and each of their respective stockholders, directors, officers, employees and agents (collectively, the “Buyer Indemnitees”) from:

a.any Losses based upon, arising out of or caused by any inaccuracy in, or breach of, any of the representations and warranties made by the Seller in this Agreement, or Losses resulting from, relating to or arising out of any third party claim resulting from an alleged breach of any representations and warranties made by the Seller in this Agreement (provided that for purposes of calculating Losses but not breaches hereunder, any materiality, Material Adverse Effect or similar qualification in such representations or warranties shall be disregarded);

b.any Losses based upon, arising out of or caused by, any breach or nonperformance of any covenant or obligation made or incurred by the Seller in this Agreement;

c.any Losses resulting from, related to, or arising out of any Retained Liability or any imposition (including by operation of any bulk transfer or other Law) or attempted imposition upon Buyer by a third party of any Retained Liability, including without limitation the imposition or attempted imposition of any Retained Liability on any Buyer Indemnitee on the basis of any “successor liability,” “product line,” or “continuity of business enterprise” legal theory, except to the extent that the Losses arise after Closing and are attributable to the conduct of the Buyer after Closing; and/or

d.any claim of any broker, finder, or other person or entity acting in a similar capacity on behalf of Seller in connection with the transaction contemplated herein.

8.2Indemnification of Seller.  From and after the Closing Date, Buyer shall indemnify the Seller and their Affiliates and each of their respective stockholders, directors, officers, employees and agents (collectively, the “Seller Indemnitees”) against and hold the Seller

Indemnitees harmless from (a) any Losses arising out of or caused by any inaccuracy in, or breach of, any of the representations and warranties made by Buyer in this Agreement; and (b) any Losses based upon, arising out of, or caused by, any breach or nonperformance of any covenant or obligation made or incurred by Buyer in this Agreement.  The right of the Seller Indemnitees to indemnification, payment of Losses or other remedy based on Buyer’s representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.Limitations on Indemnification.

8.3.1Notwithstanding any other provision of this Agreement, the indemnification obligations provided for in Article 8 this Agreement shall be subject to the limitations and conditions set forth in this Section 8.3.

8.3.2The indemnification of the Buyer Indemnitees provided for in this Agreement shall be subject to the following limitations:

(a)any claim by a Buyer Indemnitee for indemnification pursuant to Section 8.1.1(a) shall be required to be made by delivering notice to Seller no later than the second (2nd) anniversary of the Closing Date; provided that, any Fraud Claims, or claims arising out of any inaccuracy in or breach of any representation or warranty in Section  3.1 [Organization; Authority and Enforceability], Section 3.9.2(a)  [Title] Section 3.15 [Brokerage], or Section 3.5 [Taxes] may be made at any time prior to the expiration of the applicable statute of limitations (the specific representations and warranties set forth in this clause, are referred to herein as the “Fundamental Representations”);

(b)except with regard to Fraud Claims and claims for breaches of any of the Fundamental Representations, the Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 8.1.1(a) unless and until (i) Losses from a single occurrence, event or set of facts (or a group of common or related set of occurrences, events or set of facts) which is subject to indemnification exceeds $[__________] (the “Mini Basket”) (it being understood and agreed that (x) if a common or related set of occurrences, events or sets of facts results in Losses, such Losses shall be aggregated for purposes of determining whether the Mini-Basket has been satisfied and (y) if the Mini-Basket is satisfied as set forth in clause (x), the Buyer Indemnitees shall be entitled to recover for all such Losses and/or apply all such Losses against the Indemnification Deductible (and not merely the portion of the Losses exceeding the Mini-Basket)), and (ii) the aggregate amount of all of the Buyer Indemnitees’ claims for indemnification pursuant to Section 8.1.1(a)  exceeds [_______________] Dollars ($[______]) (the “Indemnification Deductible”), and thereafter, the Buyer Indemnitees shall be entitled to indemnification pursuant to Section 8.1.1(a) for the amount of Losses above the Indemnification Deductible with respect to such indemnification claims;

(c)except with regard to Fraud Claims, claims for breaches of any of the Fundamental Representations, and claims for breaches of  Section 7.2, the maximum indemnification amount to which the Buyer Indemnitees may be entitled pursuant to Section 8.1.1 shall be equal to [_______________] Dollars ($[______]) (the “Indemnification Cap”);

(d)The Buyer Indemnitees acknowledge and agree that recourse by the Buyer Indemnitees for breach of any RCA by an individual shareholder shall be directly against said individual breaching shareholder and not the Seller or any other shareholder;

(e)For clarification and illustrative purposes only, the parties acknowledge and agree that the Mini-Basket and the Indemnification Deductible must be satisfied with regard to all breaches of representations and warranties, except Fundamental Representations and Fraud, before the Buyer Indemnitees may recover from the Indemnity Escrow, and that said thresholds are not applicable to Losses of the Buyer Indemnitees related to Retained Liabilities.

8.3.3The indemnification of the Seller Indemnitees provided for in Section 8.2 of this Agreement shall be subject to the following limitations:

a.any claim by a Seller Indemnitee for indemnification pursuant to Section 8.2 of this Agreement shall be required to be made by delivering notice to Buyer no later than the second (2nd) anniversary of the Closing Date; provided that, any claim for indemnification resulting from, or arising out of, any inaccuracy in or breach of any representation or warranty made by Buyer in Section 4.1 [Organization; Authorization], Section 4.2 [Execution and Delivery; Enforceability] or Section 4.4 [Brokerage] or any Fraud Claim may be made at any time prior to the expiration of the applicable statutes of limitations;

b.except with respect to Fraud Claims and except for claims for indemnification with respect to any inaccuracy in or breach of any representation or warranty contained in Section 4.1 [Organization; Authorization], Section 4.2 [Execution and Delivery; Enforceability] or Section 4.4 [Brokerage], the Seller Indemnitees shall not be entitled to indemnification pursuant to Section 8.2 unless and until the Mini-Basket is satisfied and the aggregate amount of all of the Seller Indemnitees’ claims for indemnification exceeds the Indemnification Deductible, and thereafter, the Seller Indemnitees shall be entitled to indemnification pursuant to Section 8.2 for the amount of indemnification claims above the Indemnification Deductible; and

c.except with respect to Fraud Claims and except for claims for indemnification with respect to any inaccuracy in or breach of any representation or warranty contained in Section 4.1 [Organization; Authorization], Section 4.2 [Execution and Delivery; Enforceability] or Section 4.4 [Brokerage], the maximum indemnification amount to which the Seller Indemnitees may be entitled pursuant to Section 8.2 shall be an amount equal to the Indemnification Cap.

8.4Procedures Relating to Indemnification.

8.4.1Third-Party Claims.

a.In order for a party (the “indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by a third party against the indemnitee (a “Third-Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than twenty (20) days after such claim or demand is first asserted.  Such notice shall state in reasonable detail the amount or estimated amount of such Third-Party Claim (if possible), and shall identify the specific basis (or bases) for such Third-Party Claim, including the representations, warranties or covenants in this Agreement alleged to have been breached.  Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected, in the reasonable opinion of counsel, to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

b.If a Third-Party Claim is made against an indemnitee and if (i) the indemnitor irrevocably admits to the indemnitee in writing its obligation to indemnify the indemnitee for all liabilities and obligations relating to such Third-Party Claim, (ii) the Indemnification Deductible has been exceeded (if the indemnitor is any Seller), (iii) no claim for injunctive relief is being made against the indemnitee, and (iv) it is reasonably likely that the indemnitee will not suffer a Loss in excess of indemnitor’s indemnification obligations hereunder, the indemnitor may elect to assume and control the defense thereof with counsel selected by the indemnitor that is reasonably acceptable to indemnitee by providing the indemnitee with notice within fifteen (15) days after the indemnitor’s receipt from the indemnitee of notice of the Third-Party Claim.  If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense; provided that, indemnitee’s expenses of counsel shall be an indemnified Loss for purposes of this Article  8, if such counsel reasonably concludes that a conflict or potential conflict exists between indemnitee and indemnitor that would make separate representation advisable.

c.If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnitor in the defense or prosecution thereof.  Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the indemnitor has assumed the defense of a Third-Party Claim, (i) the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); and (ii) the indemnitor shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnitee’s prior written consent, provided that the indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnitor may recommend and which by its terms releases the indemnitee from any liability in connection with such Third-Party Claim without cost or expense and without any admission of violation, injunction or agreement to take or restrain from taking any action.

8.4.2Other Claims.  In the event an indemnitee should have a claim against an indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable Loss, but in any event not later than the last date set forth in Section 8.3.2(a) or Section 8.3.3(a), as the case may be, for making such claim.  Such notice shall, to the extent known by the indemnitee at the time, state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances, to the extent known by the indemnitee at the time, which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached.  Failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnitor shall have been prejudiced as a result of such failure.  Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss.  If the indemnitor disputes its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 10.10.

8.4.3Insured Claims.  Notwithstanding anything herein to the contrary, if the Claim or Third Party Claim is an insured claim, the Parties will cooperate with the insurer in the defense of such claim and with regard to Third Party Claims, the control of the defense of such claim and any settlement or disposition of such claim will also be subject to requirements of the insurer.

8.5Escrow Release.  Except as otherwise set forth herein, the Working Capital Escrow Amount shall serve as the first source of security for the Seller obligations pursuant to Section 2.3, the Indemnity Escrow Amount shall serve as the exclusive source for security for the Seller’ obligations pursuant to Section 7.8 and Section 8.1 hereof, and the PPP Escrow Amount shall serve as the exclusive source of security for the repayment of the PPP Loan if it is not forgiven, in whole or in part.  Within five (5) Business Days following the determination of the Final Post-Closing Adjustment, the Escrow Agent shall distribute the applicable portion of the Working Capital Escrow Amount to such Party entitled to such funds pursuant to Section 2.3.5 hereof with any remaining funds, as applicable, being paid to Seller.  If the Final Post-Closing Adjustment is to be paid to Buyer and the Working Capital Escrow Amount is not sufficient, then any additional dollars shall be paid from the Indemnity Escrow Amount.  Within five (5) Business Days following the determination of what amount of the PPP Loan is forgiven, as applicable, the Escrow Agent shall distribute that portion of the PPP Escrow Amount that is not forgiven to Lake City Bank in payment of the PPP Loan with any remaining funds, as applicable, being paid to Seller.  Within five (5) Business Days following the one year (1) anniversary of the Closing Date, the two (2) year anniversary of the Closing Date and the three (3) year anniversary of the Closing Date (each, an “Escrow Disbursement Date”), the Escrow Agent shall distribute to Seller an amount equal to one third of the Indemnity Escrow Amount, less an amount equal to the sum of (i) the aggregate dollar amount of claims for Losses paid to any Buyer Indemnitee from the Indemnity Escrow Amount, and (ii) the aggregate dollar amount of claims for Losses made by any Buyer Indemnitee pursuant to Section 8.1 which are then outstanding and unresolved (“Pending Claims”).  At least sixty (60) days prior to each Escrow Disbursement Date, Buyer shall provide Seller with notice of Pending Claims then outstanding.  Within five (5) Business Days following the third (3rd) anniversary of the Closing Date (such date, the “Escrow Expiration Date”), the Escrow Agent shall distribute to Seller the Indemnity Escrow Amount then remaining in the escrow account less an amount equal to the aggregate dollar amount of claims for Losses made by any Buyer Indemnitee pursuant to Section 8.1 (the “Aggregate Outstanding Claims”) which are then outstanding and unresolved (such amount of the retained Escrow Amount, as it may be further reduced after the Escrow Expiration Date by distributions to Seller as set forth below and recoveries by a Buyer Indemnitee pursuant to Section 8.1  hereof, the “Retained Escrow Amount”).  In the event and to the extent that after the Escrow Expiration Date any outstanding claim made by any Buyer Indemnitee pursuant to Section 8.1 for a Loss is resolved for any amount less than what was retained for such claim at the Escrow Expiration Date, then the Escrow Agent shall distribute to Seller an aggregate amount of the Retained Escrow Amount equal to such difference; provided, however, that such distribution shall only be made to the extent that the Retained Escrow Amount remaining after such distribution would be sufficient to cover the amount of the Aggregate Outstanding Claims that are still unresolved at such time.  In the event and to the extent that after the Escrow Expiration Date any outstanding claim made by any Buyer Indemnitee for a Loss is resolved in favor of such Buyer Indemnitee, such Buyer Indemnitee shall be entitled to recover an amount equal to the amount of the outstanding claim resolved in favor of such Buyer Indemnitee, and Seller and Buyer shall deliver joint written instructions to the Escrow Agent for the release of same to such Buyer Indemnitee.

8.6Insurance Matters.  Buyer agrees to timely submit any insured Claim for which the Seller are obligated to provide Indemnification hereunder, to any applicable insurance carrier for coverage.  If the Buyer receives or recovers any proceeds, including, without limitation, costs of defense, from insurance in connection with any Losses for which the Seller are obligated to provide indemnification hereunder, the Buyer shall apply such proceeds (net of any costs associated with recovering the same) against such indemnification obligation or, if such indemnification obligation has already been satisfied, then such proceeds (net of any costs associated with recovering the same) shall be paid (less any taxes payable) to the Seller, up to an amount not to exceed the amount paid by the Seller to the Buyer in connection with such Losses.

8.7Indemnity Payments.  Any and all payments by the Seller (whether directly or by the Escrow Agent in accordance with the Escrow Agreement) or the Buyer to the other made pursuant to this Article 8 will be treated by the Parties on all applicable Tax Returns as an adjustment to the Purchase Price.

8.8Statutes of Limitation.  No Buyer Indemnitee shall agree to any extension of a statute of limitations that may be applicable to a third-party claim against a Buyer Indemnitee in respect of which the Seller may be obligated to provide indemnification under this Article 8 without the prior written consent of Seller.

8.9Exclusive Remedy.  The Parties agree that, excluding any claim arising under Section 8.1 or 8.2 of this Agreement, for injunctive relief, or other equitable relief in connection with the transactions contemplated by this Agreement, and use of insurance proceeds as described herein, the indemnification and escrow provisions of this Article 8 shall be the sole and exclusive remedy as to all claims of any Party arising hereunder.

ARTICLE 9

Certain Definitions

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 9, or elsewhere in this Agreement as indicated in this Article 9:

“Accounts Receivable” is defined in Section 2.1.1(a).

“Acquired Assets” is defined in Section 2.1.1.

“Acquired Cash” is defined in Section 2.1.1(m).

“Acquisition Balance Sheet” is defined in Section 3.3.1.

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Aggregate Outstanding Claims” is defined in Section 8.5.

“Agreement” means this Asset Purchase Agreement, as may be amended from time to time.

“Annual Financial Statements” is defined in Section 3.3.1.

“Assignment and Assumption Agreement” is defined in Section 5.1(a).

“Assumed Accrued Liabilities” is defined in Section 2.1.3(c).

“Assumed Contracts” is defined in Section 2.1.1(e).

“Assumed Liabilities” is defined in Section 2.1.3.

“Authorized Action” is defined in Section 7.7.2.

“Business” is defined in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Akron, Ohio are authorized or obligated by law to close.

“Business Intellectual Property” is defined in Section 2.1.1(d).

“Buyer” is defined in the preamble of this Agreement.

“Buyer Ancillary Agreements” is defined in Section 4.1.

“Buyer Indemnitees” is defined in Section 8.1.1.

“Cash Amount” means $62,500,000.

“Charter Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, or the operating agreement and the articles of organization or certificate of formation of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the declaration of trust and trust agreement of any trust; and (f) any amendment to any of the foregoing.

“Closing” and “Closing Date” are defined in Article 6.

“Closing Cash Payment” is defined in Section 2.2.2(a)(i).

“Closing Working Capital” means the Working Capital of Seller as of 12:01 a.m. on the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Company Related Person” is defined in Section 3.18.

“Confidential Information” is defined in Section 7.2.1.  Notwithstanding, Confidential Information does not include information that (i) is or becomes generally available to the public other than as a result of a in violation of this Agreement, (ii) was available to Seller on a non-confidential basis prior to its disclosure, (iii) becomes available from a source other than the Seller or Buyer, provided, however, that such source is not actually known by Seller to be bound by a confidentiality obligation to Buyer; or (iv) is independently developed by Seller.

“Contracts” is defined in Section 3.13.

“COVID-19” means SARS CoV-2 or COVID-19, an any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Disclosure Schedules” means the Disclosure Schedules annexed hereto and made a part hereof.

“Disposal,” “Storage” and “Treatment” shall have the meanings assigned them in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”) or any similar state or local Law, provided, however, that such terms shall be applied to all “Hazardous Materials,” not solely to “hazardous waste,” as defined in RCRA.

“Employment Agreements” is defined in Section 5.1(i).

“Enforceability Exceptions” is defined in Section 3.1.2.

“Environmental Law” means any Law, Order or Permit issued to Seller relating to contamination, pollution or the protection of the environment, including, without limitation, soil, land surface or subsurface strata, surface water (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient or indoor air, plant and animal life and any other environmental medium or natural resource, or human health and safety or to the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation, Release or threatened Release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Seller, within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Escrow Agent” means Lake City Bank, Elkhart, Indiana.

“Escrow Agreement” means an escrow agreement, dated as of even date herewith, among Buyer, Seller and Escrow Agent.

“Escrow Amount” means the sum of $[________] (the “Indemnity Escrow Amount”), plus $[________] (the “Working Capital Escrow Amount”), and plus $[________] (the “PPP Escrow Amount”).

“Escrow Expiration Date” is defined in Section 8.5.

“Estimated Closing Working Capital” is defined in Section 2.2.2(a).

“Estimated Purchase Price” is defined in Section 2.2.2(a).

“Excluded Assets” is defined in Section 2.1.2.

“Excluded Contracts” is defined in Section 2.1.2(i).

“Excluded Employees” is defined in Section 7.3.1.

“Excluded Records” is defined in Section 2.1.2(g).

“Final Adjustment Statement” is defined in Section 2.3.4.

“Final Post-Closing Adjustment” is defined in Section 2.3.4.

“Financial Statements” is defined in Section 3.3.1.

“Fraud Claims” means claims relating to fraud, criminal activity, bad faith, intentional misrepresentation or intentional misconduct.

“Fundamental Representations” is defined in Section 8.3.2(a).

“GAAP” means United States generally accepted accounting principles as in effect either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable, and in either case, applied on a basis consistent with the past practices of Seller.

“Governmental Authority” means any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.

“Government Bid” means any offer made by Seller which, if accepted, would result in a Government Contract.

“Government Contract” means any written Contract, including prime contract, subcontract, teaming agreement or arrangement, joint venture, , pricing agreement, or letter contract (but excluding isolated purchases of Company products by a governmental entity) between Seller, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation or Release of which is regulated under Law, or which is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, including any admixture or solution thereof, and specifically including:  petroleum and all petroleum derivatives thereof or synthetic substitutes therefor (including, without limitation, crude oil or any fraction thereof, gasoline or diesel fuel, all forms of natural gas, and petroleum products, by-products or waste); polychlorinated biphenyls; asbestos and asbestos containing materials (whether friable or non-friable); lead and lead-based paint or other lead containing materials (whether friable or non-friable); urea formaldehyde; microbiological pollutants; batteries or liquid solvents or similar chemicals; radon gas; mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; radioactive material or waste; and infectious waste, regardless of whether specifically listed or designated as a hazardous substance or hazardous waste under any Environmental Law.

“Indebtedness” is defined in Section 2.1.4(j).

“Indemnification Cap” is defined in Section 8.3.2(c).

“Indemnification Deductible” is defined in Section 8.3.2(b).

“indemnitee” is defined in Section 8.4.1(a).

“indemnitor” is defined in Section 8.4.1(a).

“Independent Accountants” is defined in Section 2.3.3.

“Intellectual Property” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world:  (i) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing (collectively “Patents”), (ii) Internet domain names, trademarks, service marks, service names, trade dress rights, trade names, brand names, slogans, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith (collectively, “Marks”), (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, and mask works and registrations and applications for registration thereof (“Copyrights”), (iv) computer software, (specifically excluding all shrink wrap software), data, data bases and documentation thereof, (v) trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”), and (vi) copies and tangible embodiments thereof (in whatever form or medium).

“Interim Financial Statements” is defined in Section 3.3.1.

“Inventory” is defined in Section 2.1.1(b).

“Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or Order, including, without limitation, the Foreign Corrupt Practices Act.

“Leases” is defined in Section 3.9.1(b).

“Leased Real Property” means all real property leased by Seller, together with all improvements, buildings and fixtures located thereon and appurtenant rights and interests associated therewith.

“Liability” and “Liabilities” means any responsibility, obligation, duty, commitment, claim or liability, whether known or unknown, threatened, accrued, absolute, contingent or otherwise.

“License” is defined in Section 3.12.

“Lien” means any lien, charge, mortgage, deed of trust, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

“Loss” or “Losses” means any and all losses, Liabilities, damages, diminution in value, costs, expenses, penalties, actions, notices of violation, and notices of Liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation and legal and accounting expenses).

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence that would be (or could reasonably be expected to be) materially adverse to the condition (financial or otherwise), results of operations, assets, Liabilities, equity, business or prospects of Seller.

“Material Contracts” is defined in Section 3.13.

“Material Customers” is defined in Section 3.19.

“Material Suppliers” is defined in Section 3.19.

“Non-Competition Period” is defined in Section 7.2.2.

“Non-Transferable Assets” is defined in Section 7.4.

“Offered Employees” is defined in Section 7.3.1.

“Order” is defined in Section 3.14.

“Permits” is defined in Section 3.8.1.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, if the underlying obligation is not delinquent or in dispute and appropriate reserves have been set aside in accordance with GAAP; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business under which Seller is not in default and as set forth on Schedule 2.1.1; (iii) Liens for current Taxes and utilities not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith, and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; (iv) easements, covenants, rights-of-way and other similar restrictions or conditions of record acceptable to Buyer; and (v) zoning, building and other similar ordinances or restrictions imposed by applicable Laws; provided that, none of (iv) and (v), individually or in the aggregate, materially impairs the use or value of any asset to which it or they relate.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Plan” means (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all bonus (including transaction bonus), incentive compensation, equity or equity-based, stock appreciation right, phantom stock, restricted stock or unit, performance stock or unit, employee stock ownership, stock purchase, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, savings, pension, money purchase, target benefit, cash balance, excess benefit, supplemental executive retirement, profit sharing, life insurance, cafeteria (Section 125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, medical, dental, vision, severance, change in control, multiple employer welfare, supplemental unemployment compensation, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, agreements, arrangements, commitments, practices, contracts, associations and understandings (written or unwritten) including, without limitation, any trust, escrow or other agreement related thereto and any similar plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten), and (iii) all employee benefit plans pursuant to foreign Laws.

“PPP Loan” means that certain loan made by Lake City Bank pursuant to the Paycheck Protection Program in the principle amount of $[_______], plus interest.

“Preliminary Adjustment Statement” is defined in Section 2.3.1.

“Preliminary Post-Closing Adjustment” is defined in Section 2.3.1.

“Prepaid Assets” is defined in Section 2.1.1(i).

“Product Liability Claim” is defined in Section 3.16.2.

“Purchase Price” is defined in Section 2.2.1(a).

“Real Property” means all Leased Real Property and real property previously owned by Seller, if any.

“Release” means any direct or indirect release, spill, pumping, pouring, emission, emptying, discharge, dispersal, injection, placing, escape, leaking, leaching, migration, dumping, deposit or Disposal on or into any building, facility or the environment, whether intentional or intentional, known or unknown.

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., RCRA and other comparable Laws, whether the activities are those that might be taken by a Governmental Authority or those that a Governmental Authority might seek to require of third parties under “removal,” “remedial” or other “response” actions.

“Repaid Closing Indebtedness” is defined in Section 2.2.2(a)(iii).

“Repaid Selling Expenses” is defined in Section 2.2.2(a)(iii).

“Retained Liabilities” is defined in Section 2.1.4.

“Retained Escrow Amount” is defined in Section 8.5.

“Seller” is defined in the preamble of this Agreement.

“Seller Ancillary Agreements” is defined in Section 3.1.2.

“Seller Indemnitees” is defined in Section 8.2.1.

“Seller’s Account” is defined in Section 2.2.2(a)(i).

“Seller” is defined in the Preamble of this Agreement.

“Seller Plan” means any Plan to which Seller contributes to, is a party to, is bound by or could reasonably be expected to have Liability (whether known, accrued, absolute, contingent, liquidated or otherwise) with respect to, and under which directors, employees, independent contracts, consultants or other members of the workforce of Seller are or have been eligible to participate or derive a benefit.

“Selling Expenses” is defined in Section 2.1.4(b).

“Shareholder” is defined in the preamble of this Agreement.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, FICA, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or Unclaimed Property or other tax assessment or charge of any kind whatsoever imposed by any Taxing Authority, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person by reason of contract (whether written or oral), assumption, transferee liability, operation of law, Section 1.1502-6 of the Treasury regulations (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Governmental Authority with respect to Taxes.

“Third-Party Claim” is defined in Section 8.4.1(a).

“To Seller’s Knowledge” or the phrases “to the Knowledge of Seller,” “to the knowledge of Seller” or phrases of similar import, means the actual knowledge of [________________] (with respect to Employees and Seller Plans), [________________] (with respect to Environmental) and [________________] (with respect to Intellectual Property) with reasonable inquiry and investigation among themselves.

“Trade Payables” is defined in Section 2.1.3(a).

“Transferred Employees” is defined in Section 7.3.1.

“TSCA” means the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as amended, and any and all rules and regulations adopted pursuant thereto.

“Unclaimed Property” means property that has gone unclaimed or abandoned by the rightful owner (including, without limitation, any uncashed dividend or payroll checks, customer deposit, customer overpayment, credit or refund, supplier payment or other tangible or intangible asset held by Seller), which property is required by applicable Law to be either reported, escheated or otherwise remitted to the applicable Governmental Authority that administers unclaimed or abandoned property or funds.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and the regulations thereunder.

“Working Capital” means (a) the sum of the Accounts Receivables, Inventory and Prepaid Assets (excluding any Tax assets (current, deferred or otherwise) and the items referenced in Section 2.2(a)(iii) so there is no double counting) of Seller, minus (b) the sum of the Trade Payables and the Assumed Accrued Liabilities, in all cases, calculated in accordance GAAP, consistently applied.  A sample calculation of Working Capital, including each specific general ledger account, is set forth on Exhibit A hereto.

“Working Capital Target” means an amount equal to [________________] Dollars ($[__________]).

“Working Capital Lower Collar” means an amount equal to the Working Capital Target minus [________________] Dollars ($[__________]).

“Working Capital Top Collar” means an amount equal to the Working Capital Target plus [________________] Dollars ($[__________]).

ARTICLE 10

Construction; Miscellaneous Provisions

10.1Notices.  Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

If to Buyer:

Myers Industries Indiana LLC

c/o Myers Industries, Inc.

1293 South Main Street

Akron, Ohio 44301

Attention:  Chief Legal Officer

Facsimile:  330.761.6166

E-mail:  ahorton@myersind.com

with a copy to:

Calfee, Halter & Griswold LLP

1405 East Sixth Street

Cleveland, Ohio 44114

Attention:  Colleen Geib

Facsimile:  216.241.0816

E-mail:  cgeib@calfee.com

If to any Seller:

Jack E. Welter

21560 C.R. 10

Elkhart, Indiana 46514-4621

Facsimile:

E-mail:

With a copy to:

Warrick & Boyn, LLP

861 Parkway Avenue

Elkhart, Indiana 46516

Attention:  Cynthia S. Gillard

Facsimile:  574-294-7284

E-mail:  cgillard@warrickandboyn.com

or in any case, to such other address for a party as to which notice shall have been given to Buyer and the Seller in accordance with this Section.  Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission or electronic mail, if electronically confirmed.  Otherwise, notices shall be deemed to have been given when actually received at such address.

10.2Entire Agreement.  This Agreement and the schedules and exhibits hereto, including the Indemnification Agreement, constitute the exclusive statement of the agreement among the parties hereto concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter.  All negotiations among or between any of the parties hereto are superseded by this Agreement, the schedules and exhibits hereto, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

10.3Modification.  No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

10.4Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

10.5Headings.  The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

10.6Number and Gender; Inclusion.  Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the feminine gender includes the masculine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular.  In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

10.7Counterparts.  This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile or other electronic copy of a signature shall be deemed an original for purposes of this Agreement.

10.8Third Parties.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer on any Person, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement and except in respect of Article 8, as it relates to Buyer Indemnitees and Seller Indemnitees who are not otherwise parties to this Agreement.

10.9Time Periods.  Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a U.S. federal legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

10.10Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice of laws or conflicts of laws provisions thereof.  Each party hereto agrees that any claim relating to this Agreement shall be brought solely in the Northern District of Ohio unless said court lacks jurisdiction, in which case any such claim shall be brought in such state or federal court of competent jurisdiction located in Summit County, Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto.  The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 10.1 of this Agreement, and service so made shall be complete as stated in such Section.  The Seller expressly acknowledge the notice and service of process to the Seller for each of them in accordance with Section 10.1 and this Section 10.10.

[Signature page follows]

IN WITNESS WHEREOF, Buyer and the Seller have executed and delivered this Asset Purchase Agreement as of the date first written above.

BUYER:

MYERS INDUSTRIES INDIANA LLC
By:	/s/ Michael McGaugh
Name: Michael McGaugh
Title: President

SELLER:

ELKHART PLASTICS, INC.
By:	/s/ Jack E. Welter
Name: Jack E. Welter
Title: President

ELKHART PLASTICS INTERNATIONAL, LTD.
By:	/s/ Jack E. Welter
Name: Jack E. Welter
Title: President

ELKHART PLASTICS OF IOWA, INC.
By:	/s/ Jack E. Welter
Name: Jack E. Welter
Title: President

ELKHART PLASTICS OF MICHIGAN, INC.
By:	/s/ Jack E. Welter
Name: Jack E. Welter
Title: President

[Signature Page to Asset Purchase Agreement]

Exhibits and Schedules

The exhibits and schedules to the Asset Purchase Agreement are omitted pursuant to Item 601(b)(10) of Regulation S-K under the Securities Exchange Act of 1934. The Company agrees to furnish a supplemental copy of any omitted exhibit or schedule to the SEC upon request.